Exhibit 2.1

Execution Copy

24 April 2012

THE PERSONS LISTED IN PART 3 OF SCHEDULE 1

AS MN SELLERS

(as defined herein)

and

THE PERSONS LISTED IN PART 5 OF SCHEDULE 1

AS SIHHAT SELLERS

(as defined herein)

and

AMGEN ILAÇ TIC. LTD. ŞTI

AS BUYER

and

AMGEN WORLDWIDE HOLDINGS B.V.

SHARE PURCHASE AGREEMENT

MUSTAFA NEVZAT İLAÇ SANAYİİ ANONİM ŞİRKETİ

TABLE OF CONTENTS

CLAUSE 1	DEFINITIONS AND INTERPRETATION	2

1.1	Definitions	2

1.2	Interpretation	2

CLAUSE 2	SALE AND PURCHASE OF THE SALE SHARES, REPAYMENT OF SHAREHOLDER LOAN 1 DEBT AND PAYMENT OF EMPLOYEE BONUS PAYMENTS	2

2.1	Sale and Purchase of Sale Shares	2

2.2	Repayment of Shareholder Loan 1 Debt	3

2.3	Payment of Employee Bonus Payments	3

CLAUSE 3	CONSIDERATION	3

3.1	Purchase Price	3

3.2	Payment and Transfer of Purchase Price, the Employee Bonus Payments, the Brokerage Fees and the Shareholder Loan 1 Debt	3

3.3	No Leakage Undertaking	4

CLAUSE 4	COMPETITION CONDITION	5

4.1	Competition Condition	5

CLAUSE 5	COMPLETION	5

5.1	Completion	5

5.2	Actions at Completion	6

5.3	Interdependency	6

5.4	Failure to Complete	6

5.5	Discharge	7

CLAUSE 6	WARRANTIES OF THE SELLERS	7

6.1	Warranties	7

6.2	The Sellers’ Awareness	8

6.3	Limitations	8

6.4	Warranties and Additional Shares	8

CLAUSE 7	WARRANTIES OF THE BUYER	8

7.1	Warranties of the Buyer	8

CLAUSE 8	CERTAIN LIMITATIONS	8

8.1	No Other Warranties, Assurances, Covenants or Undertakings	8

8.2	Disclaimer Regarding Information	9

8.3	Liability and Certain Limitations	9

i

8.4	Recoveries	16

8.5	FDA Indemnity	16

CLAUSE 9	COVENANTS OF THE PARTIES	18

9.1	Further Actions	18

9.2	Press Releases	18

9.3	Directors, Officers and Employees	18

9.4	Insurance	19

9.5	Confidentiality	19

CLAUSE 10	COVENANTS OF THE SELLERS	20

10.1	Information	20

10.2	Operation of Business	22

10.3	Exclusive Dealing	24

10.4	Termination of Related Party Agreements	25

10.5	Corporate Warrantors	25

10.6	Employee Bonus Payments Allocation	25

CLAUSE 11	COVENANTS OF THE BUYER	25

11.1	Competition Condition	25

11.2	Retention of Records and Access to Records	28

11.3	Release of Board Members	28

CLAUSE 12	TERMINATION	28

12.1	Termination	28

12.2	Long-Stop Date	29

12.3	Effect of Termination	29

CLAUSE 13	TAXES AND COSTS	29

13.1	Taxes and Costs	29

CLAUSE 14	RESTRICTIVE COVENANTS AND USE OF MN NAME	30

14.1	Restrictive Covenants	30

14.2	Use of MN Name	30

CLAUSE 15	MISCELLANEOUS	32

15.1	Notices	32

15.2	Assignment, Successors and Assigns	34

15.3	Further Assurances	34

15.4	Waiver	35

ii

15.5	Entire Agreement	35

15.6	Amendments	35

15.7	No Third Party Beneficiaries	35

15.8	Applicable Law and Jurisdiction	36

15.9	Execution and Effectiveness	37

15.10	Severability	37

SCHEDULE 1 MN AND SIHHAT DETAILS, SHAREHOLDERS AND SELLERS		38

SCHEDULE 2 DEFINITIONS AND INTERPRETATION		39

SCHEDULE 3 WARRANTIES OF THE SELLERS		52

SCHEDULE 4 WARRANTIES OF THE BUYER		66

SCHEDULE 5 COMPLETION ARRANGEMENTS		67

SCHEDULE 6 PERMITTED LEAKAGE		70

SCHEDULE 7 PROXY		71

SCHEDULE 8 RELATED PARTY AGREEMENTS		72

SCHEDULE 9 PROPERTY		73

SCHEDULE 10 PIPELINE PRODUCTS		74

SCHEDULE 11 MN TRADEMARKS		75

iii

SHARE PURCHASE AGREEMENT

This share purchase agreement (this “Agreement”) is made and entered into as of the 24th day of April 2012 between:

1.	THE PERSONS LISTED IN PART 3 OF SCHEDULE 1 (the “MN Sellers”);

2.	THE PERSONS LISTED IN PART 5 OF SCHEDULE 1 (the “S1hhat Sellers” and, together with the MN Sellers, the “Sellers”);

3.

AMGEN ILAÇ TIC. LTD. STI, a company organized and existing under the laws of the Republic of Turkey, having its principal place of business at Ayazağa Mah., Meydan Sk., No:1 Beybi Giz Plaza, K.26 Maslak, 34396 Istanbul, Turkey (the “Buyer”, and together with the Sellers, the “Parties”); and

4.

AMGEN WORLDWIDE HOLDINGS B.V., a company organized and existing under the laws of The Netherlands, having its principal place of business at Minervum 7061, 4817 Zk, Breda, The Netherlands (“Amgen Worldwide”).

RECITALS:

(A)

The MN Sellers, collectively, own 93.126% of the issued share capital of Mustafa Nevzat İlaç Sanayii Anonim Şirketi, a joint stock company organized and existing under the laws of Turkey, having its registered office at Prof. Dr. Bülent Tarcan Caddesi Pak İş Merkezi No: 5 Kat: 8 34349 Gayrettepe - Istanbul, Turkey and registered with the Istanbul Trade Registry under registration number 64536, further details of which are set out in Part 1(a) of SCHEDULE 1 (“MN”).

(B)

The S1hhat Sellers, collectively, own 100% of the issued share capital (less 0.03% of the share capital, which is owned by MN) of S1hhat Dağ1t1m Pazarlama A.Ş., a joint stock company organized and existing under the laws of Turkey, having its registered office at Prof. Dr. Bülent Tarcan Caddesi Pak İş Merkezi No: 5 Kat: 1/2 34349 Gayrettepe - Istanbul, Turkey, registered with the Istanbul Trade Registry under registration number 149127, further details of which are set out in Part 1(b) of SCHEDULE 1 (“S1hhat”). S1hhat owns 2.5% of the issued share capital of MN.

(C)

Upon the terms and subject to the conditions of this Agreement, the Buyer desires to purchase from the MN Sellers and the S1hhat Sellers, and (i) the MN Sellers desire to sell 1,024,382,547 shares in MN, each with a nominal value of TL 0.01, and collectively representing 93.126% of the issued share capital of MN and more particularly described in Part 3 of SCHEDULE 1 (the “MN Sale Shares”), and (ii) the S1hhat Sellers desire to sell 4,998,338 shares in S1hhat, each with a nominal value of TL 0.01, and collectively representing 99.97% of the issued share capital of S1hhat and more particularly described in Part 5 of SCHEDULE 1 (the “S1hhat Sale Shares” and together with the MN Sale Shares, the “Sale Shares”).

(D)	Amgen Worldwide owns 99% of the issued share capital of the Buyer.

Now, therefore, it is agreed as follows:

CLAUSE 1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Capitalized terms in this Agreement shall, unless the context clearly requires otherwise, have the meanings given to them in Part 1 of SCHEDULE 2.

1.2	Interpretation

This Agreement shall be interpreted in accordance with the general rules set out in Part 2 of SCHEDULE 2.

CLAUSE 2	SALE AND PURCHASE OF THE SALE SHARES, REPAYMENT OF SHAREHOLDER LOAN 1 DEBT AND PAYMENT OF EMPLOYEE BONUS PAYMENTS

2.1	Sale and Purchase of Sale Shares

(a)	At Completion, on the terms and subject to the conditions of this Agreement:

(i)

each MN Seller hereby agrees to sell, and agrees to transfer the MN Sale Shares set opposite its name in Part 3 of SCHEDULE 1 to the Buyer, and the Buyer hereby agrees to purchase and to accept the transfer from each MN Seller of such MN Sale Shares, free from all Encumbrances and (without prejudice to Clause 2.1(c)) with all rights attaching to them as of the Completion Date; and

(ii)

each S1hhat Seller hereby agrees to sell, and agrees to transfer the S1hhat Sale Shares set opposite its name in Part 5 of SCHEDULE 1 to the Buyer, and the Buyer hereby agrees to purchase and to accept the transfer from each S1hhat Seller of such S1hhat Sale Shares, free from all Encumbrances and with all rights attaching to them as of the Completion Date.

(b)

The Buyer and the Sellers shall not be obliged to complete the sale and purchase of the Sale Shares unless the Sale Shares being transferred to the Buyer at Completion comprise (directly or indirectly): (i) in aggregate, less than 93.126% of the issued share capital of MN, (ii) less than either 100% of the MN B Shares, or 50% of the MN A Shares or 50% of the MN C Shares, and (iii) less than 100% of the outstanding share capital of S1hhat.

(c)

The Buyer shall be entitled to receive all dividends and distributions or any return of capital declared and/or paid on or after: (i) the Locked Box Date by MN in respect of the MN Sale Shares (including any interest thereon in accordance with Clause 3.3), and (ii) the Completion Date by S1hhat in respect of the S1hhat Sale Shares.

2.2	Repayment of Shareholder Loan 1 Debt

At Completion and in accordance with Paragraph 5 of SCHEDULE 5, or if that is not reasonably practicable, within seven Business Days of the Completion Date, the Buyer shall procure that MN pays the Shareholder Loan 1 Debt outstanding as at Completion as shall have been notified to the Buyer pursuant to Clauses 3.1(b)(ii) and (iii). Payment by MN or by the Buyer on behalf of MN of the amounts of the Shareholder Loan 1 Debt to the Sellers’ Designated Accounts shall constitute full and final discharge by MN of its obligations under Shareholder Loan 1 and, accordingly, the Sellers shall deliver to the Buyer upon receipt thereof the receipt contemplated by Paragraph 3.8 of SCHEDULE 5. Until Completion, the Sellers shall provide all information, assistance and explanations as the Buyer or any person acting on the Buyer’s behalf may reasonably request from time to time in relation to the amount of the Shareholder Loan 1 Debt.

2.3	Payment of Employee Bonus Payments

At Completion and in accordance with Paragraph 5 of SCHEDULE 5, or if that is not reasonably practicable, within seven Business Days of the Completion Date, the Buyer shall procure that MN pays the Employee Bonus Payments.

CLAUSE 3	CONSIDERATION

3.1	Purchase Price

(a)	The total consideration for the sale and purchase of:

(i)

the MN Sale Shares shall be the payment by the Buyer to the MN Sellers at Completion of an amount equal to USD 621,163,606 plus interest on such amount in respect of the period from (and excluding) the Locked Box Date to (and including) the Completion Date at the Locked Box Interest Rate (the “MN Purchase Price”); and

(ii)

the S1hhat Sale Shares shall be the payment by the Buyer to the S1hhat Sellers at Completion of an amount equal to USD 16,673,634, representing 2.49925% of the Implied MN Value plus interest on such amount in respect of the period from (and excluding) the Locked Box Date to (and including) the Completion Date at the Locked Box Interest Rate (the “S1hhat Purchase Price”).

(b)	The Sellers’ Representative (acting reasonably and in good faith) shall notify to the Buyer:

(i)

no later than four Business Days prior to the Completion Date, the amount of the MN Purchase Price (less the amount of the MN Brokerage Fee) and the S1hhat Purchase Price (less the amount of the S1hhat Brokerage Fee), as calculated in accordance with Clauses 3.1(a)(i) and (ii);

(ii)	no later than four Business Days prior to the Completion Date, the amount of the Shareholder Loan 1 Debt outstanding as at Completion; and

(iii)

no later than ten Business Days prior to the Completion Date, details of the accounts into which the amount of the Shareholder Loan 1 Debt outstanding as at Completion and the Brokerage Fees shall be paid.

3.2	Payment and Transfer of Purchase Price, the Employee Bonus Payments, the Brokerage Fees

and the Shareholder Loan 1 Debt

(a)

Amgen Worldwide shall procure that the Buyer’s bank shall, within five Business Days of the Signing Date, provide a letter confirming that: (a) funds equal to USD 700,000,000 (the “Acquisition Funds”) is in an account at such bank, with details of such account; (b) the Buyer has instructed such bank that the Acquisition Funds will be used solely for the purpose of securing the acquisition by the Buyer of the Sale Shares; and (c) since the bank is now in receipt of the Acquisition Funds, that the Buyer has sufficient cash resources to fund the acquisition of the Sale Shares at Completion.

(b)

The Buyer shall (A) pay at Completion (i) the Purchase Price less the amount of the Brokerage Fees and (ii) the Brokerage Fees, and (B) procure that MN pays at Completion (or if that is not reasonably practicable within seven Business Days of the Completion Date, in accordance with Clauses 2.2 and 2.3) the amounts of the Employee Bonus Payments and the Shareholder Loan 1 Debt, in cash by way of irrevocable SWIFT transfers of immediately available funds or, in the case of the Purchase Price, by way of delivery of blocked cheques made out to each Seller representing in aggregate the Purchase Price (in aggregate, the “Aggregate Payments”).

3.3	No Leakage Undertaking

(a)

Each MN Seller covenants, warrants and undertakes (for itself and as representative (vekil) for and on behalf of its Affiliates) to the Buyer that no Leakage has occurred or shall occur (as applicable) in the period from (and excluding) the Locked Box Date up to (and including) Completion, provided that if any such Leakage does occur, the MN Sellers shall promptly give notice in writing to the Buyer of the same setting forth (to the extent they are able) in reasonable detail the specific nature and amount of such Leakage.

(b)

Other than any Permitted Leakage, from (and excluding) the Locked Box Date up to (and including) Completion, each MN Seller covenants, warrants and undertakes (for itself and as representative (vekil) for and on behalf of its Affiliates) to procure that MN will not pay, or become obliged to pay, to any person any transaction costs relating to the transaction contemplated by this Agreement.

(c)

In the event of the occurrence of any Leakage at any time in the period from (and excluding) the Locked Box Date up to (and including) Completion, in respect of which the Buyer has provided to the Sellers’ Representative no later than the date falling 12 months after the Completion Date written notice setting forth (to the extent it is able) in reasonable detail the specific nature and amount of such Leakage, each Corporate Warrantor shall be severally liable to promptly pay to the Buyer on demand in cash on a Dollar for Dollar basis an amount equal to (i) the Leakage, together with interest thereon at the Locked Box Interest Rate from and including the date of the Leakage to and including the actual date of payment, plus (ii) any liabilities, losses, damages, costs or expenses (including reasonable legal expenses but excluding indirect losses or damages) arising out of the occurrence of such Leakage in breach of this Agreement.

(d)	The provisions of Clauses 8.3(d) and 8.3(g) through 8.3(x) (inclusive) shall not apply so as to limit the liability of any Corporate Warrantor under this Clause 3.3.

CLAUSE 4	COMPETITION CONDITION

4.1	Competition Condition

(a)

The obligation of each Party to consummate the transactions to be performed by it in connection with Completion is subject to receipt of approval from the Competition Board for the transactions contemplated by this Agreement (the “Competition Condition”) which shall be deemed satisfied upon the earlier of:

(i)

receipt of the short form decision (without having to wait for the reasoned decision) with the express permission of the Competition Board (whether conditional or unconditional) for the transactions contemplated by this Agreement, whereby receipt shall mean the earlier of receipt by the Buyer or the Sellers of the short form decision issued by the Competition Board, by facsimile or receipt by mail; or

(ii)

failure to receive a response or other form of communication from the Competition Board within 30 days after the date of notification of the transactions contemplated by this Agreement thereto, in which case approval shall be deemed under the applicable law.

(b)

The Parties may jointly waive the Competition Condition (to the extent and only to the extent that such condition may be lawfully waived) if the Buyer and the Sellers’ Representative execute a joint written waiver at or prior to Completion.

CLAUSE 5	COMPLETION

5.1	Completion

(a)

Subject to the fulfilment or waiver of the Competition Condition in accordance with the terms of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Completion”) will take place on the Completion Date at the offices of White & Case Müşavirlik Limited Şirketi located at Büyükdere Caddesi No: 100 Kat: 28, Esentepe, Istanbul, Turkey, or such other location as may be agreed by the Buyer and the Sellers’ Representative. The “Completion Date” shall be (i) within five Business Days following the date on which the Competition Condition is deemed satisfied pursuant to Clause 4.1(a) or waived pursuant to Clause 4.1(b), or (ii) such other date as the Buyer and the Sellers’ Representative may agree in writing.

(b)	The Party who receives notice of satisfaction of the Competition Condition shall provide prompt written notice to the other Party that such notice of satisfaction has been received.

(c)

The Parties shall be required to consummate the Completion if the Competition Condition is satisfied and shall not refuse to proceed to Completion or refuse to comply with any of their respective obligations in this Clause 5. Notwithstanding the occurrence of any frustrating events, circumstances or causes of any kind, including events of force majeure or any material adverse change in the financial condition, assets, business, operations or prospects of MN or S1hhat, in each case whether or not foreseeable, after the signing of this Agreement and prior to Completion, all economic benefits arising from the Sale Shares and the risk associated with any losses affecting the value of the Sale Shares shall pass to the Buyer immediately after the signing of this Agreement (except as otherwise provided in this Agreement).

5.2	Actions at Completion

At Completion, each of the Sellers and the Buyer will undertake those actions designated to be undertaken by them, and in the order set out, in SCHEDULE 5, and the fulfilment of each action set out in SCHEDULE 5 shall be a condition precedent for the fulfilment of each subsequent action set out therein (save in respect of (i) the payment of the Shareholder Loan 1 Debt and the Employee Bonus Payments where the provisions of Clauses 2.2 and 2.3 shall apply and (ii) the actions set forth in Paragraph 8 of SCHEDULE 5).

5.3	Interdependency

The Parties acknowledge that all of the actions intended to occur pursuant to SCHEDULE 5 are interdependent on the occurrence of all of the other actions intended to occur pursuant to SCHEDULE 5 (save in respect of (i) the payment of the Shareholder Loan 1 Debt and the Employee Bonus Payments where the provisions of Clauses 2.2 and 2.3 shall apply and (ii) the actions set forth in Paragraph 8 of SCHEDULE 5). Without prejudice to Clauses 5.2 and 5.4, in the event that any action required to occur pursuant to SCHEDULE 5 fails to occur and is not waived by the relevant Party, then none of them shall be deemed to have occurred and Clause 5.4 below shall apply.

5.4	Failure to Complete

If any of the provisions of SCHEDULE 5 are not complied with at or prior to Completion by any of the Sellers and/or the Buyer, respectively, then any Party that failed to comply shall use all reasonable endeavours to procure the performance of its obligations in SCHEDULE 5, and Completion shall take place, and the Completion Date shall be, on the first date within the next five Business Days on which the Parties have complied with such provisions. The Completion Date may only be postponed beyond such five Business Day period with the written agreement of the Buyer and the Sellers’ Representative. In the event that Completion does not occur within such five Business Day period (or such longer period for Completion as the Buyer and the Sellers’ Representative may agree) and the Buyer and the Sellers’ Representative do not agree to an extension of said period, then:

(a)

the Buyer and the Sellers’ Representative may jointly agree in writing to proceed to Completion as far as practicable (without limiting their respective rights and remedies under this Agreement or applicable law); or

(b)

where any Seller has failed to comply with its obligations in SCHEDULE 5, the Buyer, and, where the Buyer has failed to comply with its obligations in SCHEDULE 5, the Sellers (acting through the Sellers’ Representative), may unilaterally terminate this Agreement, by written notice to the Buyer or the Sellers’ Representative, as the case may be; provided that such termination shall not prejudice the terminating Party’s rights under this Agreement or applicable law (including its right to recover damages or continue to demand performance) in respect of the other Parties’ non-performance or delayed performance.

5.5	Discharge

The receipt by the Sellers at Completion of the respective amounts represented by blocked cheques comprising the MN Purchase Price (less the amount of the MN Brokerage Fee) and the S1hhat Purchase Price (less the amount of the S1hhat Brokerage Fee) and payment by the Buyer, by MN, or by the Buyer on behalf of MN (as applicable) of the MN Brokerage Fee, the S1hhat Brokerage Fee and the Employee Bonus Payments in accordance with the terms of this Agreement shall, in each case, constitute full and final discharge of the relevant obligations of the Buyer under Clause 3.2 and the Buyer shall not be concerned with the application of such sums.

CLAUSE 6	WARRANTIES OF THE SELLERS

6.1	Warranties

(a)

The MN Sellers hereby warrant to the Buyer that, subject to those matters disclosed at the Signing Date in accordance with Clause 8.3(g), as at the date hereof, each of the Warranties in Part 1 of SCHEDULE 3 is true and accurate.

(b)

The MN Sellers shall be deemed to warrant to the Buyer that, subject to those matters disclosed in accordance with Clause 8.3(g), as at Completion, on the basis of the facts then existing (with the exception of Paragraph 10.4 of SCHEDULE 3, which shall not be repeated at Completion):

(i)	each of the Warranties set forth in Part 1, Paragraphs 1 through 3 of SCHEDULE 3 will be true and accurate; and

(ii)	each of the Warranties set forth in Part 1, Paragraphs 4 through 21 of SCHEDULE 3 will be true and accurate in all material respects.

(c)

The S1hhat Sellers hereby warrant to the Buyer that, as at the date hereof and as at Completion, on the basis of the facts then existing and subject to those matters disclosed in accordance with Clause 8.3(g), each of the Warranties in: (i) Paragraph 1 of Part 1 of SCHEDULE 3, and (ii) Part 2 of SCHEDULE 3 is true and accurate and will be true and accurate at Completion.

(d)	Notwithstanding the other provisions of this Clause 6.1 or anything disclosed by the Sellers in accordance with Clause 8.3(g), as at the Signing Date or at Completion, no

disclosures shall be deemed to limit the liability of the Sellers for breach of the Title Warranties.

6.2	The Sellers’ Awareness

A reference in the Warranties or in Clause 8.3(g) to the belief, knowledge, information or awareness of any of the MN Sellers or S1hhat Sellers shall mean the actual knowledge of the Key Managers.

6.3	Limitations

The Warranties are given subject to the provisions of Clause 8.

6.4	Warranties and Additional Shares

If the Buyer acquires any additional shares in the capital of MN on the Completion Date and simultaneously with its acquisition of the Sale Shares hereunder, (i) Nepa G1da ve Kimya San. ve Tic. A.Ş. shall be deemed to have given Title Warranties with respect to such additional shares on terms equivalent to those given by the Sellers mutatis mutandis with respect to the Sale Shares and (ii) any person selling such additional shares shall be deemed to be a “Seller” for the definition of “Leakage”. For the avoidance of doubt, any such additional shares shall be deemed to form part of the Seller Group of Nepa G1da ve Kimya San. ve Tic. A.Ş. for the purposes of this Agreement.

CLAUSE 7	WARRANTIES OF THE BUYER

7.1	Warranties of the Buyer

(a)	The Buyer hereby warrants to the Sellers that, as at the date hereof, each of the warranties set forth in SCHEDULE 4 is true and accurate.

(b)

The Buyer shall be deemed to warrant to the Sellers that as at Completion, each of the warranties set forth in SCHEDULE 4, on the basis of the facts then existing, will be true and accurate on the Completion Date.

CLAUSE 8	CERTAIN LIMITATIONS

8.1	No Other Warranties, Assurances, Covenants or Undertakings

There are no warranties, assurances, covenants or undertakings (express, implied, statutory or otherwise) by or on behalf of any Party or any of its Affiliates other than those expressly set forth in this Agreement. All warranties implied by law are hereby waived.

8.2	Disclaimer Regarding Information

Save as set out in this Agreement, there are no representations or warranties relating to the accuracy, completeness or materiality of any information, data or other materials (written or oral, and including, for the avoidance of doubt, the Vendor Information) now, heretofore or hereafter furnished to the Buyer or any of its Affiliates, officers, employees, agents, representatives or advisors by or on behalf of the Sellers or any of their Affiliates.

8.3	Liability and Certain Limitations

The liability of the Sellers (including the Corporate Warrantors) under this Agreement shall be subject to, and limited by, the following provisions:

(a)	Each Corporate Warrantor shall be severally liable:

(i)	for amounts due to the Buyer pursuant to Clause 3.3 in connection with any Leakage;

(ii)	for amounts due to the Buyer pursuant to Clause 8.5 in connection with the FDA Indemnity; and

(iii)	for any breach by a Seller within its Seller Group of the Title Warranties.

Save where expressly indicated, no limitation of liability contained in the other provisions of this Clause 8.3 shall apply in respect of any claim pursuant to Clause 3.3 in connection with any Leakage, pursuant to Clause 8.5 in connection with the FDA Indemnity, or for any breach of the Title Warranties.

(b)

Each Corporate Warrantor shall be severally liable for all breaches of this Agreement (including breaches of Warranties) by a Seller within its Seller Group, in each case (i) other than to the extent related to the matters falling within the scope of Clauses 8.3(a)(i) and (ii), and (ii) subject to the other applicable limitations of liability contained in this Clause 8.3.

(c)

The several liability of each Corporate Warrantor (save in respect of the liability of Pak Holding A.Ş. pursuant to Clause 8.3(f)) for any amount due to the Buyer pursuant to Clauses 8.3(a)(i) and (ii) shall be limited to its respective Pro Rata Portion of the Losses as follows:

(i)	Mep G1da ve Kimya San. ve Tic. A.Ş.: 26.21%;

(ii)	Nepa G1da ve Kimya San. ve Tic. A.Ş.: 42.28%;

(iii)	Sezen G1da ve Kimya San. ve Tic. A.Ş.: 16.67%; and

(iv)	Pak Holding A.Ş.: 14.84%.

(d)

To the extent that any Losses suffered by the Buyer and recoverable hereunder are referable to Losses suffered by MN, any liability of the Corporate Warrantors shall be limited to the Relevant Percentage.

(e)	Each Seller that is not a Corporate Warrantor shall have no liability in respect of any breach of this Agreement and no claim may be made against any of them in respect of such breach.

(f)

Pak Holding A.Ş. irrevocably and unconditionally guarantees to the Buyer the due and punctual performance of each financial obligation of a Corporate Warrantor under this Agreement arising from a Turkish court decision enabling the enforcement and execution of an arbitration award rendered in favour of the Buyer pursuant to and in accordance with the terms of this Agreement if, after the Buyer having taken necessary measures to execute such decision against the relevant Corporate Warrantor, the relevant Corporate Warrantor has failed to comply with such court order within 30 days of service thereof upon the relevant Corporate Warrantor (whether it has sufficient assets to satisfy the relevant claim or not). For the avoidance of doubt, the provisions of Clauses 8.3(c) and (i) or any statutory limitation periods under Turkish laws shall not apply to any claim under this Clause 8.3(f).

(g)

The Corporate Warrantors shall not be liable for any Losses in connection with any Relevant Claim if the act, omission, event or circumstance giving rise to such Losses was disclosed in this Agreement, the Data Room, the Disclosure Letter and/or a letter to be provided to the Buyer at Completion in which the Sellers shall be entitled to update the Disclosure Letter with respect to events and circumstances arising between the date hereof and the Completion Date which were unforeseeable from the perspective of the Key Managers as at the date hereof (the “Updated Disclosure Letter”). An act, omission, event or circumstance shall be deemed to be “disclosed” in this Agreement, the Data Room, Disclosure Letter and/or Updated Disclosure Letter if and to the extent that a reasonable and prudent buyer, advised by competent and experienced legal counsel and financial advisors could reasonably have been expected to have discovered and understood the act, omission, event or circumstance and the fact that it might give rise to such Losses of the extent suffered from an examination of the documents set out in the Data Room, Disclosure Letter, and/or Updated Disclosure Letter. For the avoidance of doubt, any matter disclosed in the Updated Disclosure Letter may only relate to matters, events or circumstances arising between the Signing Date and Completion and will not qualify the Warranties given on the Signing Date.

(h)

In no event shall any Party be liable to the other Party for any exemplary, punitive, special, indirect, remote or speculative damages, or for any consequential damages that do not flow directly from the relevant event to the damages allegedly arising from such event or with respect to which no direct causal connection exists between the relevant event and the damages allegedly arising from such event, including loss of anticipated profits, damages to reputation and goodwill and loss of expected future business.

(i)

In no event shall any amounts be recovered from the Corporate Warrantors for breach of any Warranty for which a written notice of claim specifying (to the extent that the Buyer is able to do so) in reasonable detail the specific nature of the potential Losses and the estimated amount and calculation of such Losses is not delivered to the Corporate Warrantors prior to:

(i)

in the case of a claim in respect of a Tax Warranty, 60 days after expiry of the relevant statute of limitations and in the case of a claim in respect of a Title Warranty, the expiry of the relevant statute of limitations (in each case including any extensions or waivers thereof); and

(ii)	in the case of a claim in respect of any other Warranty, 12 months after the Completion Date.

(j)	Where the matter or default giving rise to a breach of any Warranty is capable of remedy by the Sellers, the Buyer may not bring a Relevant Claim unless:

(i)	notice of the breach is given to the Corporate Warrantors within 10 Business Days of the Buyer becoming aware of the matter or default;

(ii)

for any breach related to Tax or administrative actions by Taxation Authorities or Governmental Authorities, the matter of default (where capable of being remedied) is not remedied by or at the expense of the Sellers within 60 Business Days after the date on which such notice is given; or

(iii)

for any breach, other than a breach related to Tax or administrative actions by Taxation Authorities or Governmental Authorities, the matter or default (where capable of being remedied) is not remedied by or at the expense of the Sellers within 20 Business Days after the date on which such notice is given.

(k)

In no event shall the Corporate Warrantors be liable in respect of a Relevant Claim for any Losses with respect to any individual event or series of related events arising out of the same or substantially similar facts, matters or circumstances, unless the Buyer has suffered Losses with respect to such event or series of related events in an amount in excess of USD 500,000, in which event the Buyer shall be entitled to recover the full amount of Losses, and not just the excess (subject to Clause 8.3(l)).

(l)

In no event shall the Corporate Warrantors be liable in respect of a Relevant Claim for any Losses unless the Buyer has suffered aggregate Losses of which it has notified the Corporate Warrantors in an amount in excess of USD 5,000,000 (the “Aggregate Basket Amount”), in which event the Buyer shall be entitled to recover the full amount of Losses, and not just the excess.

(m)	Other than in relation to any amounts due pursuant to Clause 3.3 in connection with any Leakage, the Corporate Warrantors shall not be liable in any way whatsoever to the

Buyer for any Losses under this Agreement, to the extent such Losses (over and above the Aggregate Basket Amount) exceed:

(i)	in respect of Losses arising solely from a breach of the Title Warranties set forth in Part 1, Paragraphs 1, 2.1 and 3.2 of SCHEDULE 3, the MN Purchase Price;

(ii)	in respect of Losses arising solely from a breach of the Warranties set forth in Part 2 of SCHEDULE 3, the S1hhat Purchase Price;

(iii)	in respect of Losses arising solely in connection with the FDA Indemnity, an amount which is equal to 5% of the Purchase Price; and

(iv)	in respect of all other Losses, an amount which is equal to 10% of the Purchase Price,

(the “Liability Cap”).

(n)

No amount shall be recovered from the Corporate Warrantors for the breach or untruth of any of the Warranties to the extent that such breach or untruth has been disclosed to the Buyer at or prior to the Signing Date with respect to the Warranties given on the Signing Date or at Completion in the Updated Disclosure Letter with respect to the Warranties given at Completion. For the avoidance of doubt (i) nothing disclosed by the Sellers in accordance with Clause 8.3(g), as at the Signing Date or at Completion shall be deemed to limit the liability of the Sellers for breach of the Title Warranties and (ii) any matter disclosed in the Updated Disclosure Letter may only relate to matters, events or circumstances arising between the Signing Date and Completion and will not qualify the Warranties given on the Signing Date.

(o)

Neither the Disclosure Letter nor the Updated Disclosure Letter nor any disclosure made in or by virtue of them shall constitute or imply any representation, warranty, assurance or undertaking by the Sellers not expressly set out in this Agreement and neither the Disclosure Letter nor the Updated Disclosure Letter nor any such disclosure shall have the effect of, or be construed as, adding to or extending the scope of any of the Warranties.

(p)

The Corporate Warrantors shall not be liable for any Losses under or in connection with this Agreement for a Relevant Claim to the extent that the act or omission giving rise to such Losses was specifically noted, specifically provided for or specifically allowed for, or otherwise specifically reflected in the Accounts.

(q)

The Buyer shall not be entitled to recover any sum in respect of a Relevant Claim, or otherwise obtain reimbursement or restitution more than once in respect of the same act, omission, event or circumstance.

(r)

The Corporate Warrantors shall not be liable in respect of a Relevant Claim to the extent that a claim is based upon a liability that is contingent only, unless and until such time as the contingent liability becomes an actual binding liability of any member of the Target Group to make a payment.

(s)

The Corporate Warrantors shall not be liable in respect of a Relevant Claim to the extent that the matter giving rise to the Relevant Claim arises from an act or omission before Completion at the request or direction of, or with the consent of, the Buyer (in each case, in writing).

(t)

Nothing in this Clause 8.3, in the Warranties or elsewhere in the Agreement shall be deemed to relieve the Buyer or any member of the Target Group from any duty at law to reasonably mitigate any Losses incurred by the Buyer or such member of the Target Group (other than in accordance with Clause 3.3 in connection with any Leakage or Clause 8.5 in connection with the FDA Indemnity).

(u)

The Buyer shall not be entitled to rescission of this Agreement in any circumstances, including as a result of breach of any of the Warranties, save that the Buyer shall be entitled to rescind this Agreement if the Sellers fail at Completion to transfer to the Buyer good and valid title to all of the Sale Shares.

(v)	The Corporate Warrantors shall not be liable under a Relevant Claim for Losses:

(i)

to the extent such losses would have been recoverable under insurance policies of any member of the Target Group if the Buyer or the relevant member of the Target Group had maintained those insurance policies on the same terms as existed at Completion; or

(ii)

which are recoverable (i) from a third party or (ii) under an insurance policy of the Buyer or any member of the Target Group, unless and until the Buyer shall have made a claim against the third party or (in accordance with Clause 9.4) insurers and pursued such claim (in each case, to the extent reasonable to do so).

Notwithstanding the foregoing, neither the Buyer nor any member of the Target Group shall be required to commence legal proceedings against any third party under this Clause 8.3(v) where: (i) to do so would, in the Buyer’s reasonable opinion, be unduly onerous or materially prejudice the interests of the Buyer or any of its Affiliates (including the Target Group); or (ii) the Buyer or any member of the Target Group has validly assigned all of its rights against such insurer or third party in relation to such claim to the Corporate Warrantors. If any Corporate Warrantor has paid to the Buyer any amount in respect of a Relevant Claim, and the Buyer or any member of the Target Group subsequently receives or recovers from a third party (including an insurer) a sum that is directly referable to such Relevant Claim, the Buyer shall forthwith procure that an amount equal to the lesser of: (x) the amount actually paid by the Corporate Warrantors to the Buyer in respect of such claim under this Agreement; and (y) the amount so received or recovered by the Buyer or any member of the Target Group net of all reasonable costs and expenses of recovery from the third party or the corresponding insurance claim, is paid to the relevant Corporate Warrantors on a pro rata basis based on the amounts paid by each relevant Corporate Warrantors to the Buyer in respect of such Relevant Claim under this Agreement.

(w)

If the Buyer or any director or officer of MN or S1hhat becomes aware of a matter or circumstance that would, in its good faith opinion, or would be reasonably likely to give rise to a Relevant Claim and is as a result of or in connection with a claim by a third party (“Third Party Claim”):

(i)

the Buyer shall, within five Business Days of becoming aware, and in cases where time is of the essence, promptly upon becoming aware of such Third Party Claim, give notice of, and consult with the Sellers’ Representative with respect to such Third Party Claim and no delay by or failure of the Buyer in complying with its obligations under this Clause 8.3(w) shall affect its rights in respect of a Relevant Claim, except to the extent that such delay or failure increases the amount that the Buyer would otherwise be entitled to claim;

(ii)

the Buyer shall not, and shall ensure that none of its Affiliates (including the Target Group) will admit liability in respect of, compromise or settle the Third Party Claim without the prior written consent of the Sellers’ Representative (which consent shall be deemed to be given if not provided or rejected within 10 Business Days of receipt of the notice referred to in Clause 8.3(w)(i) above);

(iii)

the Buyer shall, and shall ensure that each member of the Target Group will, provide to the Corporate Warrantors and their advisers reasonable access to premises and personnel and to relevant assets, documents and records within its power or control solely for the purpose of investigating the Third Party Claim and enabling the Corporate Warrantors to properly assess the Third Party Claim and take the actions referred to in Clause 8.3(w)(iv) below;

(iv)

the Corporate Warrantors shall have 10 Business Days (or, in cases where time is of the essence, they shall act promptly) after receipt of the notice of such Third Party Claim pursuant to Clause 8.3(w)(i) to elect to undertake, conduct and control, through counsel of their own choosing and at their own expense, the settlement or defense of such Third Party Claim. If the Corporate Warrantors elect to undertake the defense thereof:

(A)

such Third Party Claim shall be conclusively established as being a Relevant Claim for which the Corporate Warrantors are liable pursuant to the terms of and subject to the conditions of this Agreement (provided however, that the foregoing does not require payment by the Corporate Warrantors until Losses are actually incurred);

(B)

they shall do so acting in good faith, taking into consideration the reasonable interests of the Buyer and the Target Group, and for the duration of the Third Party Claim shall keep the Buyer reasonably and promptly informed of the status with respect to such Third Party Claim;

(C)

the Buyer shall procure that the relevant member of the Target Group shall grant to the Corporate Warrantors and their advisers all such necessary authorizations and assistance (at the Corporate Warrantors’ cost) to enable the Corporate Warrantors and their advisers to properly undertake, conduct and control such Third Party Claim;

(D)

the Buyer shall, and shall ensure that the relevant member of the Target Group shall, provide to the Corporate Warrantors and their advisers reasonable access to premises and personnel and to relevant assets, documents and records within its power or control for the duration of the Third Party Claim solely for the purpose of conducting and controlling such Third Party Claim;

(E)

the Buyer or any member of the Target Group may participate in such settlement or defense through counsel chosen and paid for by the Buyer or such member of the Target Group, and the Corporate Warrantors shall procure that the Buyer and its counsel shall be given access to such documents and receive such cooperation as it may reasonably request; and

(F)

no compromise or settlement of such Third Party Claim may be effected by the Corporate Warrantors without the consent of the Buyer unless such settlement agreement results in no financial liability to the Buyer and Target Group in respect of such Third Party Claim;

(v)	if the Corporate Warrantors do not elect to undertake, conduct and control such Third Party Claim pursuant to Clause 8.3(w)(iv):

(A)

the Buyer or the relevant member of the Target Group will have the right to contest, settle or compromise such Third Party Claim, provided that the Corporate Warrantors may participate in such settlement or defense through counsel chosen and paid for by the Corporate Warrantors, and the Buyer shall procure that the Corporate Warrantors and their counsel shall be given access to such documents and receive such cooperation as they may reasonably request solely for the purpose of participating in the settlement or defense of such Third Party Claim;

(B)

the Buyer shall, and shall procure that the relevant member of the Target Group shall, act in good faith and take into consideration the reasonable interests of the Corporate Warrantors with respect to such Third Party Claim, and for the duration of the Third Party Claim shall keep the Sellers’ Representative reasonably and promptly informed of the status with respect to such Third Party Claim;

(C)

subject to (D) below, no compromise or settlement of such Third Party Claim may be effected by the Buyer or any member of the Target Group without the consent of the Sellers’ Representative (which consent shall be deemed to be given if not rejected within 10 Business Days of a notice from the Buyer); and

(D)	if the Buyer or the relevant member of the Target Group compromises or settles such Third Party Claim without the consent or deemed consent of the Sellers’ Representative then the Buyer shall be deemed to have waived its right to bring a Relevant Claim against the Corporate Warrantors with respect to such matter and the Corporate Warrantors shall have no further liability with respect to such matter howsoever arising under this Agreement or otherwise.

(x)

The limitations set forth in this Clause 8.3 are not mutually exclusive, and the application of any one or more limitations shall not preclude or debar the application of any one or more other limitations.

8.4	Recoveries

To the maximum extent permitted by law, each payment (if any) made to or for the benefit of the Buyer or a member of the Target Group by the Sellers (or vice versa) in respect of any claim under this Agreement (including in respect of any Leakage) shall be deemed to be a reduction or increase (as applicable) of the portion of the Purchase Price received by such Seller(s).

8.5	FDA Indemnity

(a)	The Corporate Warrantors shall severally indemnify the Buyer for any FDA Losses.

(b)

The indemnification provision in this Clause 8.5 is the sole and exclusive remedy for any Losses of the Buyer or MN arising out of or in connection with or by virtue of the FDA Inspection or any of the findings thereof or any of the facts or circumstances giving rise to such Losses or findings and the Buyer hereby waives any and all rights that are or may otherwise be available to it hereunder pursuant to applicable law or otherwise in respect of any such Losses.

(c)

If the Buyer intends to seek indemnification from the Corporate Warrantors in respect of the FDA Losses (the “FDA Indemnity Claim”), the Buyer shall give notice (the “FDA Indemnity Notice”) of the FDA Indemnity Claim, describing the claim in reasonable detail and attaching to it the the FDA Inspection Findings and a reasonable plan proposed by the Buyer that is sufficient to resolve the FDA Deficiencies (and only such deficiencies) (the “Remediation Plan”).

(d)	The following provisions shall apply to the determination of the several liability of the Corporate Warrantors for any FDA Indemnity Claim:

(i)

the Buyer shall consult with the Corporate Warrantors regarding the Remediation Plan and grant them and their advisers such access to premises, personnel, documents and records as may be reasonably required by the Corporate Warrantors to permit them to understand and assess the Remediation Plan for a period of 20 Business Days after the date of the FDA Indemnity Notice (or such shorter period as is reasonable to comply with the requirements of the FDA Inspection Findings);

(ii)

by the end of the period referred to above, the Buyer shall deliver to the Corporate Warrantors the Remediation Plan together with the Buyer’s budget for execution by MN of such plan, including proposals and pro forma invoices obtained by the Buyer from suppliers for the portion of such budgeted cost that arises from the FDA Capital Expenditure necessary to execute the Remediation Plan (the “Buyer Capital Expenditure Cost”);

(iii)

if the Corporate Warrantors believe that the Buyer Capital Expenditure Cost is excessive, they shall be entitled to seek an alternate proposal from independent third party suppliers (none of which may be Affiliates of the Sellers) for the same FDA Capital Expenditure foreseen by the Remediation Plan and shall deliver such plan, including proposals and pro forma invoices from such suppliers, to the Buyer within a period of 30 Business Days after receipt of the Buyer Capital Expenditure Cost (or such shorter period as is reasonable to comply with the requirements of the FDA Inspection Findings) (the “Alternate Capital Expenditure Cost”); and

(iv)

the Buyer and the Corporate Warrantors shall seek to reach agreement in writing on the amount of the FDA Indemnity Claim for a period of 15 Business Days after receipt by the Buyer of the Alternate Capital Expenditure Cost. If, at the end of such period, they shall fail to reach agreement concerning the FDA Indemnity Claim, then the amount of the FDA Indemnity Claim shall be the arithmetic average of the Buyer Capital Expenditure Cost and the Alternate Capital Expenditure Cost.

(e)

In no event shall the Corporate Warrantors be liable in respect of any FDA Indemnity Claim unless the FDA Losses notified to the Corporate Warrantors exceed USD 1,000,000, in which event the Buyer shall only be entitled to recover the excess over USD 1,000,000.

(f)

The Corporate Warrantors shall only be obliged to pay to the Buyer the lesser of (i) the amount for the FDA Indemnity Claim determined pursuant to Clause 8.5(d)(iv) and (e) above and (ii) the actual cost to MN of remediation of the FDA Losses, which shall be notified to the Corporate Warrantors by the Buyer with a certificate setting forth such cost (and accompanied by final paid invoices) after the remediation of the FDA Deficiencies is complete, and paid for. The Buyer shall procure that the Corporate Warrantors and their advisers are granted such access to premises, personnel, documents and records as they may reasonably require to verify the actual cost to MN of remediation of the FDA Losses. The Corporate Warrantors shall pay the applicable amount within 30 days of receipt of the foregoing certificate from the Buyer.

(g)	The Buyer shall be entitled to bring an FDA Indemnity Claim within six months from receipt by MN of the FDA Form 483 or FDA warning letter delivered in connection with the FDA Inspection, whichever is later.

(h)	The provisions of Clause 8.3(d) and 8.3(g) through 8.3(x) (inclusive) shall not apply so as to limit the liability of the Corporate Warrantors under this Clause 8.5.

CLAUSE 9	COVENANTS OF THE PARTIES

9.1	Further Actions

(a)

Each Party shall use its reasonable endeavours to take, or cause to be taken, all such actions and do, or cause to be done, all things necessary, proper or advisable (including action to cause the satisfaction of the Competition Condition as reasonably practicable) as may be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement.

(b)

If, at any time, either the Sellers or the Buyer becomes aware of a fact or circumstance that might prevent the Competition Condition being satisfied, it shall inform the other of the matter as soon as reasonably practicable.

9.2	Press Releases

No Party will (and each Party will procure that its Affiliates do not) issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the Sellers’ Representative (on behalf of the Sellers) and the Buyer, which consent will not be unreasonably withheld or delayed; provided, however, that nothing herein will prohibit any Party (or its Affiliates) from issuing or causing publication of any such press release or public announcement to the extent such Party determines (acting reasonably) such action to be required by applicable law or the rules of any national stock exchange applicable to it or its Affiliates, in which event the Party making such determination (to the extent it is able) will use reasonable endeavours to allow the other Parties (provided that if the Buyer is the Party making such determination, it shall only be required to use reasonable endeavours to allow the Sellers’ Representative) reasonable time to comment on such press release or public announcement in advance of its issuance. The Buyer and the Sellers’ Representative shall cooperate reasonably to prepare mutually acceptable press releases to be issued upon the execution of this Agreement and upon Completion.

9.3	Directors, Officers and Employees

Each Party agrees that it shall not make any claims or demands against any current or past director, officer, employee or financial adviser of any other Party, S1hhat or of MN (or an affiliate of the Buyer), in connection with the transactions contemplated by this Agreement, including any claims or demands in connection with:

(a)	any actions or omissions occurring prior to or at the Completion (and whether asserted or claimed prior to, at or after the Completion) solely to the extent that they are based on or arise out of the fact that such person is or was a director, officer, employee or financial adviser of MN or S1hhat at any time prior to the Completion; or

(b)	any inaccuracy or omission under this Agreement, the Disclosure Letter, the Updated Disclosure Letter or any disclosure made in or by virtue of them.

9.4	Insurance

(a)

Subject to Clause 8.3(v), if at any time prior to Completion there is a Loss of any kind whatsoever that is suffered by MN or S1hhat, that would give rise to a claim against the Sellers under this Agreement, and that is or is reasonably likely to be covered under the terms of MN’s or S1hhat’s insurance, then:

(i)	the applicable Sellers shall, prior to Completion, cause MN or S1hhat (as applicable) to file a claim against the relevant insurance providers and to pursue and enforce such claim;

(ii)

the Buyer shall, on or after Completion, cause MN or S1hhat (as applicable) to file a claim against the relevant insurance providers and to pursue such claim (in each case, to the extent reasonable to do so); and

(iii)	if at any time after Completion MN or S1hhat receives a payment in respect of such insurance claim, the provisions of Clause 8.3(v) shall apply in relation thereto.

(b)

Without prejudice to Clause 8.3(v), if at any time on or after Completion there is a Loss of any kind whatsoever that is suffered by MN or S1hhat, that would give rise to a claim against any of the Corporate Warrantors under this Agreement and that is or is reasonably likely to be covered under the terms of MN’s or S1hhat’s insurance (as applicable), then the Buyer shall cause MN or S1hhat (as applicable) to file a claim against the relevant insurance providers and to pursue such claim (in each case, to the extent reasonable to do so).

9.5	Confidentiality

(a)

The terms and conditions of this Agreement (including the Schedules, the Disclosure Letter and the Updated Disclosure Letter) and all information any Party has received about the Target Group in contemplation of and as a result of entering into this Agreement shall be considered confidential. Each Party agrees that it shall, and that it shall procure that its Affiliates, employees, officers, directors, and in respect of the Buyer, the Buyer’s Representative, shall, keep and maintain all such terms and conditions and information in strict confidence; provided that such terms and conditions or information may be disclosed:

(i)

to such contractors, consultants, employees, attorneys, accountants and other persons where disclosure of such confidential information and data is necessary for such persons’ work, including in connection with the resolution of any dispute between the Buyer and the Sellers, provided such Party procure that such contractors, consultants, employees, attorneys and other persons maintain confidentiality as required pursuant to this Clause 9.5;

(ii)	to the extent required in order to comply with any applicable laws or pursuant to any legal proceedings or because of any order of any court;

(iii)	to an Affiliate, provided such Party procure that such Affiliate maintains confidentiality as required pursuant to this Clause 9.5;

(iv)

to the extent such information or data must be disclosed pursuant to any rules or requirements of any Governmental Authority or stock exchange, provided that the Party intending to make the disclosure shall, if reasonably practicable and permitted by the applicable law or regulation of any relevant jurisdiction or any securities exchange, supply a copy of the required disclosure to the Party to whom it relates before it is disclosed and further shall incorporate any amendments or additions to such disclosure reasonably requested by such Party; or

(v)	where any data or information has become part of the public domain through no fault of or breach of this Clause 9.5 by the disclosing Party or its Affiliates.

(b)	The Confidentiality Agreement shall terminate automatically and shall have no further force or effect as of the Signing Date.

(c)	The obligations of the Parties under this Clause 9.5 shall expire on the date which is three years from the Signing Date.

CLAUSE 10	COVENANTS OF THE SELLERS

10.1	Information

(a)

During the Interim Period, the Sellers shall notify the Buyer of any of the following of which any Seller becomes aware: (i) anything that constitutes an unexpected emergency or that constitutes any other material change in the ordinary course of business of any member of the Target Group or that is reasonably likely to have a material adverse effect on the Target Group, taken as a whole; (ii) anything that has caused or contributed to, or may reasonably be expected to cause or contribute to, a breach of this Agreement; and (iii) any material complaints, investigations, hearings, adjudicatory or arbitral proceedings (including submissions thereto) of any Governmental Authority or arbitral tribunal (including any written communications from any Governmental Authority or arbitral tribunal that the same may be contemplated) involving the business, properties or assets of any member of the Target Group, and, in each case, shall keep the Buyer reasonably informed of such events and, at the request of the Buyer, permit the Buyer’s representatives reasonable access to all materials prepared in connection therewith. The Buyer agrees: (i) to hold all information it receives from the Sellers with respect to the Target Group and to cause its representatives who receive any such information to treat such information as confidential until Completion occurs, (ii) it will not use or disclose any of such information at any time prior to Completion except in connection with this Agreement and as and to the extent permitted pursuant to Clause 9.5, and (iii) upon any termination of this Agreement, it will destroy (upon request) all copies of such information that are in its possession. Notwithstanding the other provisions of this Clause 10.1, nothing in this Agreement will obligate any Seller or any of their respective Affiliates to take actions that would violate the terms of any applicable law or any contract, confidentiality obligation or other undertaking or agreement to which any Seller or any of their respective Affiliates is a party or to which any Seller or any of their respective Affiliates or any of their respective assets are subject.

(b)

During the Interim Period, the Sellers shall procure that the Buyer is provided with copies of the monthly management accounts, monthly management information packs (including individual product sales data to the extent available) and such other information in respect of the business of the Target Group that is prepared in accordance with past practice for the benefit of the board or senior management of the members of the Target Group as soon as such information is available, as well as prompt notice of any significant change proposed in relation to the operating systems, policies, processes and procedures each member of the Target Group (as applicable).

(c)

During the Interim Period, the Sellers (as applicable) shall, and shall procure that each member of the Target Group shall, at the request and cost of the Buyer, provide prompt and reasonable assistance to the Buyer (i) to assist it to obtain the consent or approval of the counterparties to material contracts or arrangements to which such member of the Target Group is a party and that are subject to change of control consent or notification requirements, and (ii) to assist it to arrange and assist to have put in place alternative arrangements to those terminated or to be terminated in accordance with Clause 10.4.

(d)

During the Interim Period, subject to applicable laws, the Sellers shall procure (to the extent that each is able to) that the Buyer, through the Buyer’s Representative (at the Buyer’s expense), shall be given such access, upon reasonable notice and at reasonable times, to any of the directors, officers, employees, agents and advisers of each member of the Target Group and to copies of any books and records and such other information held by, and relating to the business of, those entities, as the Buyer may from time to time reasonably require for the purposes of the transactions contemplated by this Agreement and for no other purpose. The penultimate sentence of Clause 10.1(a) shall apply mutatis mutandis in relation to the information received by the Buyer or the Buyer’s Representative hereunder. The Buyer’s Representative shall direct all requests and communication under this Clause 10.1(d) to the person notified to the Buyer by the Sellers’ Representative as the coordinator for the Sellers and the Target Group.

10.2	Operation of Business

For the purpose of maintaining the value of MN and S1hhat, from the Signing Date until the Completion Date, except as specifically contemplated by the Business Plan or by the terms of this Agreement or with the prior written consent of the Buyer (which consent shall not unreasonably be withheld or delayed and shall be deemed to be given if not provided or rejected within the earlier of (i) 10 days of receipt of a written notice requesting consent and (ii) three Business Days before the expiry of any statutory notice period for responding, as notified to the Buyer by the Sellers):

(a)

the Sellers (as applicable) shall not take and shall use their respective reasonable endeavours to procure that each member of the Target Group refrains from taking any action that could reasonably be expected to result in a material breach of any Warranty to be repeated at Completion; and

(b)

the Sellers (as applicable) will procure that MN shall not do the following, and that each member of the Target Group shall not do the matters falling within Clauses 10.2(b)(i), 10.2(b)(iii), 10.2(b)(v) to 10.2(b)(x), 10.2(b)(xii), and 10.2(b)(xix):

(i)	enter into any contract that would inhibit or would otherwise materially interfere with Completion;

(ii)

enter into, accelerate, terminate (or give notice to terminate) or amend the terms of, or expressly waive compliance with the terms of or breaches under, (i) any agreements with the Sellers or their Affiliates, including any Surviving Related Party Agreement, or (ii) any Material Contract (or any contract which, if entered into after the Signing Date, would fall within the definition of “Material Contract”), or knowingly enter into any written contract, transaction, or written commitment with any Sanctioned Person;

(iii)

amend its constitutional documents except as required by applicable law or for good administrative reasons (provided that any such amendments shall be notified in writing to the Buyer) or pass any resolutions inconsistent with them;

(iv)	make any material changes to its Business Plan;

(v)	enter into any merger, consolidation or sale of all or substantially all of its assets, incorporate or acquire any subsidiary undertaking or effect any hive-up or hive-down;

(vi)	issue, sell or agree to issue or sell any security in its capital;

(vii)	increase or decrease its capital or create any class of, or purchase or redeem, any shares, equity-linked securities or loan capital of its capital;

(viii)	issue or sell, or agree to issue or sell to any person any options, warrants or other rights to purchase its shares or other equity interest or any securities convertible into or exchangeable for its shares or equity interests or purchase, or agree to purchase, any such securities of a third party;

(ix)	dissolve or enter into any plan of liquidation or dissolution or similar proceeding, or ceases to carry on its business operations;

(x)	sell, licence, transfer, lease, pledge, or otherwise dispose of, or allow to arise any Encumbrance in respect of, any asset, tangible or intangible, except as contemplated by this Agreement;

(xi)

cancel or terminate any material insurance policy, unless such insurance policy is replaced by an insurance policy of similar scope and substance, or otherwise change any of its policies, procedures and practices in relation to insurance;

(xii)

provide any credits, lend amounts or waive or cancel any receivable or debt owed to it or provide credits, loans, credit notes or waivers or cancel receivables and debts, in each case outside of the ordinary course of business (whether by a single transaction or a series of related transactions), provided that it may not provide, lend, waive or cancel any of the foregoing in respect of any Seller and/or any of their respective Affiliates, regardless of the aggregate amount (and for the avoidance of doubt, this shall not apply to ordinary course trading with deferred payment terms);

(xiii)

create, incur or raise new indebtedness or borrow any money over the course of the Interim Period, and for the avoidance of doubt, this shall not apply to utilizing existing credit lines in the ordinary course of business;

(xiv)

over the course of the Interim Period, make purchases or make any other capital commitment that would qualify as Capital Expenditures (whether by way of purchase, lease, hire purchase or otherwise), provided that Capital Expenditures may be made in respect of research and development in an aggregate amount of up to USD 500,000 (whether by a single transaction or a series of related transactions);

(xv)	amend or enter into any swap, forward contract, futures contract, option or any other derivative, hedging or financial arrangement;

(xvi)

commence, compromise, abandon or settle any litigation involving any of the Target Group which is material to such entities, other than employee or labour related claims arising in the ordinary and usual course of business;

(xvii)

terminate or materially change the terms of employment of any Key Manager or the terms on which the Key Managers are entitled to pension or other benefits, or pay them bonuses or other amounts (other than performance related promotions, demotions and changes to compensation pursuant to their reviews that will take place during April and May 2012 in the ordinary course of business and consistent with past practice), or terminate (or give notice to terminate) the employment arrangements of any of its senior officers;

(xviii)

enter into or materially change the terms of any retirement, profit sharing, share option, bonus, equity-based, share or other incentive scheme for the benefit of its officers or employees or enter into any collective bargaining agreement with or in respect of all or any category of its employees;

(xix)

change its accounting policies, accounting reference date or its bases, methodologies, formulae, techniques or principles by which its statutory accounts and management accounts and its accounting records are maintained and drawn up, except, in each case as applicable, as required by law, IFRS or the relevant accounting standards applicable in Turkey;

(xx)

except as otherwise required by applicable law, make (other than in accordance with past practice), change, or rescind any election, claim, surrender or disclaimer relating to Tax, commence, settle or compromise any proceedings relating to Tax or amend any Tax Return;

(xxi)	fail to take any action necessary to maintain the ownership, validity or enforceability of any material Intellectual Property owned by the Target Group; or

(xxii)	agree, offer (in a form capable of acceptance) or otherwise commit to do any of the foregoing.

(c)

Each of the Sellers (as applicable) will use their respective reasonable endeavours to procure that each member of the Target Group, shall carry on its business in the ordinary and usual course of business consistent with past custom and practice (including as to Capital Expenditure) and in accordance with prudent working capital management practices.

(d)

The S1hhat Sellers shall procure that each member of the S1hhat Group shall not enter into any transactions, and in particular, shall not enter into, accelerate, terminate (or give notice to terminate) or amend the terms of, or expressly waive compliance with the terms of or breaches under any agreements with the Sellers or their Affiliates shall not enter into transactions, or enter into any contract, transaction, or written commitment with any Sanctioned Person.

10.3	Exclusive Dealing

During the Interim Period, each Seller shall not take, and shall use its reasonable endeavours to procure that each of MN and S1hhat refrains from taking, any action to, directly or indirectly, encourage, initiate or engage in any discussions or negotiations with, or provide any information to, any person (other than the Buyer and/or its Affiliates and other than the shareholders of MN with respect to the shares in MN other than the Sale Shares) concerning:

(a)	any purchase by such person of the Sale Shares or any other shares in MN (or any of them);

(b)	any sale of substantially all of the assets of MN or S1hhat other than as disclosed;

(c)	any issuance of any new shares by MN or S1hhat; or

(d)	any merger, or material demerger of MN or S1hhat.

10.4	Termination of Related Party Agreements

On or prior to Completion, pursuant to documents in the agreed terms, the Sellers shall terminate or cause to be terminated, at no cost to MN and with no further obligations in respect thereof, all Terminated Related Party Agreements. After Completion, the Buyer shall procure that the Shareholder Lease Agreements remain in full force and effect on the same terms as those currently set forth therein, provided that the Buyer shall be under no obligation to renew or extend the Shareholder Lease Agreements beyond their present term. The Shareholder Lease Agreements shall remain valid in accordance with their terms until the earlier of (a) expiry of the lease terms provided thereunder, or (b) execution of such new lease agreements as may be agreed between the Buyer and the relevant lessor thereto. The survival of the Shareholder Lease Agreements are for assisting the Buyer in the transition of the business of MN and the Sellers do not undertake to extend the lease terms or extend the lease terms with the same terms and conditions.

10.5	Corporate Warrantors

(a)	Until the date falling on the second anniversary of Completion:

(i)	each Corporate Warrantor shall retain in its accounts and not distribute to its shareholders its Pro Rata Portion of the Purchase Price actually received (i.e. less the amount of the Brokerage Fees);

(ii)

each Corporate Warrantor shall procure that no controlling stake in such Corporate Warrantor is sold or otherwise transferred to any person other than the Sellers and their successors (or any of them); and

(iii)	no Corporate Warrantor may dissolve or enter into any plan of liquidation or dissolution or similar proceeding.

10.6	Employee Bonus Payments Allocation

The Sellers’ Representative shall provide to the Buyer’s Representative within 10 Business Days of Completion an allocation schedule with respect to the Employee Bonus Payments.

CLAUSE 11	COVENANTS OF THE BUYER

11.1	Competition Condition

(a)	Without prejudice to the generality of the Buyer’s obligations under Clause 9.1, the Buyer shall, at its sole cost, where to do so would assist the procurement of the satisfaction of the Competition Condition, comply with all requirements of the Competition Board in order for the Competition Condition to be satisfied, including:

(i)	offering and/or agreeing to hold separate or dispose of any part of the business of MN, S1hhat or of the Buyer or any of its Affiliates; and/or

(ii)

offering to enter into and entering into agreements which restrict the manner in which, or whether, any part of the business of MN, S1hhat or of the Buyer or any of its Affiliates may carry on business in any part of the world.

(b)

The Buyer shall bear all filing fees and other costs (including the costs of its legal and other advisors but excluding any costs incurred by any member of the Target Group, the Sellers or any of their Affiliates and the costs of their legal and other advisors which shall be paid by the Sellers) incurred in relation to any filing required to be made in any jurisdiction in connection with the Competition Condition.

(c)	In connection with satisfying the Competition Condition, the Buyer shall:

(i)

procure the filing of all necessary submissions to the Competition Board as soon as reasonably practicable and, subject to compliance by the Sellers with their obligations under Clause 11.1(e), within ten Business Days after the date of this Agreement;

(ii)	with the assistance of the Sellers, file the submissions referred to in Clause 11.1(c)(i);

(iii)

not enter into (and will procure that none of its Affiliates enters into) any other agreement or arrangement which would be reasonably expected to delay, impede or prejudice the fulfillment of the Competition Condition;

(iv)

promptly progress all submissions and filings with respect to the Competition Condition with all diligence and in consultation with the Sellers, and accept and take into account the Sellers’ reasonable comments and requests in respect thereof;

(v)

promptly notify, and provide a copy to, the Sellers’ Representative of any material communication (whether written or oral) received from the Competition Board with respect to the Competition Condition;

(vi)

give the Sellers’ Representative reasonable notice of, and the opportunity for representatives of the Sellers and the Sellers’ advisers to participate in, all material meetings and telephone calls with the Competition Board; and

(vii)

provide the Sellers’ Representative with draft copies and prior notification of all written communications intended to be sent to the Competition Board, give the Sellers’ Representative and the Sellers’ advisers a reasonable opportunity to comment thereon and reflect their comments therein to the extent that it is reasonable and practicable to do so and provide the Sellers’ Representative with final copies of all such written communications; save that in relation to all disclosures under this Clause 11.1(c)(vii), business secrets and other confidential material may be redacted so long as the Buyer acts reasonably in identifying such material for redaction.

(d)	Without limiting the generality of Sub-clauses (a) through (c) of this Clause 11.1:

(i)

the Buyer shall not make any filing with any Governmental Authority in relation to the transactions contemplated by this Agreement which is not strictly required by applicable law in order to fulfill the Competition Condition without obtaining the prior written consent of the Sellers’ Representative to the making of it and to its form and content, such consent not to be unreasonably withheld or delayed. Further, the Buyer shall not: (A) withdraw any filing, consent or approval made to or requested from the Competition Board in relation to the transactions contemplated by this Agreement without the prior written consent of the Sellers’ Representative, or (B) intentionally take any decision or effect any action or omit to take any decision or effect any action which could reasonably be expected to frustrate or delay the process in any way required to be carried out in order to satisfy the Competition Condition as soon as reasonably possible following the Signing Date;

(ii)	the Buyer agrees to use its reasonable endeavors to satisfy the Competition Condition as soon as reasonably possible and in any event within four months after the Signing Date; and

(iii)	in the event that the Competition Condition has not been satisfied by the date which is two months after the Signing Date:

(A)

persons nominated by the Buyer and the Sellers’ Representative shall discuss regularly and in any event at least once per week the latest developments with respect to the potential satisfaction of the Competition Condition and the strategy to maximise the chances of satisfying the Competition Condition in accordance with Clause 11.1(d)(ii); and

(B)

giving due regard to its obligations under Clause 11.1(a), the Buyer will reasonably consider the Sellers’ suggestions as to potential remedies to be suggested to the Competition Board in order to satisfy the Competition Condition in accordance with Clause 11.1(d)(ii).

(e)

The Sellers will take and procure that each of MN and S1hhat promptly takes all action reasonably requested by the Buyer (but without the obligation to incur any out-of-pocket costs or expenses (other than costs of their legal and other advisors) in connection therewith) to assist the Buyer to satisfy the Competition Condition, including but not limited to assist the Buyer in making or preparing all filings, submissions and notifications referred to in Clause 11.1(c), including promptly providing to the Buyer and, if required, to the Competition Board, all information and documents reasonably required for the purpose of making any notifications, submissions, responses to information requests and additional communications to the Competition Board, or as the Competition Board may direct.

11.2	Retention of Records and Access to Records

From and after Completion, the Buyer shall cause MN and S1hhat to maintain copies of all books and records relating to the business, operations and activities of MN and S1hhat relating to the period of time prior to Completion (including all contracts, agreements, ledgers, records of corporate proceedings, Tax records, financial statements, documents of title to tangible property, inventory and sales records, and personnel records) in the ordinary course and consistent with past practice, and shall prevent MN and S1hhat from destroying any such books or records relating to the period of time prior to Completion for a period of ten years after Completion. During that period, the Buyer shall, upon the reasonable written request of any Seller, cause MN and S1hhat to: (a) grant to such Seller and its advisors or representatives reasonable access, cooperation and staff assistance at all reasonable times, and, upon reasonable notice, access to all of such books and records relating to the period of time prior to Completion or, solely to the extent contemplated in Clauses 8.3 and 8.5, after Completion; (b) afford such Seller and its representatives the right, at its expense, to take extracts therefrom and to make copies thereof; and (c) have access to the employees of MN and S1hhat, all to the extent reasonably necessary or appropriate for the preparation of Tax Returns, the handling of Tax audits, disputes and litigation, financial reporting, and accounting affairs of that Seller and any information obtained shall be treated as confidential.

11.3	Release of Board Members

The Buyer shall procure that an extraordinary general assembly meeting of MN (and each class of shareholder of MN, if applicable) and S1hhat is held within 40 days of the Completion Date in accordance with Paragraph 8 of SCHEDULE 5.

CLAUSE 12	TERMINATION

12.1	Termination

Notwithstanding anything contained in this Agreement to the contrary, the Parties may only terminate this Agreement as provided below:

(a)	the Buyer and the Sellers may terminate this Agreement by mutual written consent;

(b)

the Buyer may terminate this Agreement by giving written notice to the Sellers’ Representative at any time prior to Completion: (i) pursuant to Clause 5.4(b); or (ii) if Completion shall not have occurred on or before the Long-Stop Date by reason of the failure to satisfy the Competition Condition under Clause 4.1 (unless the failure results from the Buyer itself breaching its obligations or any warranty, covenant or agreement contained in this Agreement); or

(c)

the Sellers may terminate this Agreement by giving joint written notice to the Buyer at any time prior to Completion: (i) pursuant to Clause 5.4(b); or (ii) if Completion shall not have occurred on or before the Long-Stop Date by reason of the failure to satisfy the Competition Condition under Clause 4.1 (unless the failure results from any Sellers breaching any of their obligations or any Warranty, covenant or agreement contained in this Agreement); and

(d)

subject to the foregoing, neither the Buyer nor the Sellers may terminate this Agreement for the occurrence of any frustrating events, circumstances or causes of any kind, including events of force majeure or any material adverse change in the financial condition, assets, business, operations or prospects of MN or S1hhat, in each case whether or not foreseeable, or for any breach of any of their own obligations under this Agreement.

12.2	Long-Stop Date

Notwithstanding anything contained in this Agreement to the contrary (including, without limitation, any reference to cure periods), if Completion has not occurred on or prior to the Long-Stop Date then this Agreement shall terminate with immediate effect.

12.3	Effect of Termination

If this Agreement is terminated pursuant to Clause 12.1 or terminates pursuant to Clause 12.2 prior to Completion, then all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then or previously in breach); provided, however, that notwithstanding termination of this Agreement, the Continuing Clauses shall remain in full force and effect.

CLAUSE 13	TAXES AND COSTS

13.1	Taxes and Costs

(a)

Save as otherwise expressly provided in this Agreement, the Parties shall each bear their own direct and indirect costs and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.

(b)

The Buyer shall pay stamp duties arising in connection with one original executed copy of this Agreement (and provide evidence to the Sellers’ Representative of due payment thereof) and the MN Sellers shall pay stamp duties arising in connection with the second original executed copy of this Agreement (and provide evidence to the Buyer’s Representative of due payment thereof).

(c)	Any amount payable by any Party shall be made in full without any set-off or counter-claim and free from any deduction or withholding whatsoever, except as required by applicable law.

CLAUSE 14	RESTRICTIVE COVENANTS AND USE OF MN NAME

14.1	Restrictive Covenants

(a)

Each of the Sellers severally covenants with the Buyer that it shall not, and shall procure that its Affiliates shall not, at any time during the period of three years beginning with the Completion Date:

(i)

in Turkey, carry on or be employed, engaged or interested in any business which (A) manufactures, markets or sells any products which MN manufactures, markets or sells as of the Completion Date or any products which are listed in the Business Plan as products which MN intends to manufacture, market or sell or which are substantially similar to such products, (B) would otherwise be in competition with any part of the existing business of MN as at Completion, or (C) (x) manufactures, markets or sells any pharmaceutical products and (y) uses in the course of such business the words “Mustafa Nevzat” or anything which is reasonably likely to be confused with such words (any such business, a “Competing Business”), provided that the foregoing shall not prevent Ak Kimya from carrying on the Permitted Business or the use by the Sellers of the “Mustafa Nevzat” name in connection with the “Mustafa Nevzat Eczac1l1k T1p ve Kültür Evi (Istanbul)”, the “Mustafa Nevzat Pharmaceutical Awards” and the distribution of calendars bearing the “Mustafa Nevzat” name;

(ii)

(A) deal with or seek the custom of any person that is, or was within the previous 12 months, a material client or customer of MN other than the Republic of Turkey or (B) solicit or endeavour to entice away from MN any material supplier who supplies or has supplied within the 12 months, goods or services to MN, in each case if such dealing, seeking custom, solicitation or enticement causes or would be reasonably likely to cause such client, customer or supplier to cease buying from or supplying to, or materially reduce its acquisition from or its supply to, as applicable, MN of goods or services; or

(iii)

offer employment to, enter into a contract for the services of, or attempt to entice away from MN, any individual who is at the time of the offer or attempt, employed or directly or indirectly engaged in an executive or managerial position with MN; provided that this shall not restrict any of the Sellers from carrying out or engaging in non-targeted employee searches or hiring any employee in response to a bona fide advertisement publicised generally without any direct or indirect solicitation by any Seller or its Affiliates.

14.2	Use of MN Name

(a)	The Buyer covenants with the Sellers that:

(i)

it will not, and will procure that each of its Affiliates (including MN and S1hhat) will not, at any time after the 12 month anniversary of Completion, use in the course of any business the words “Mustafa Nevzat” or anything which is reasonably likely to be confused with such words (it being understood that, so long as the Buyer has (or has procured that MN and S1hhat have) promptly taken all steps required to effect the foregoing in such timeframe, the Buyer shall not be deemed to be in breach of this provision if, for reasons outside of its (or their) control (including any delays or inactions of any Governmental Authority), the aforementioned persons are unable to so cease using those words within such timeframe, in which case they shall use those words only as and to the extent required and shall cease using those words as soon as possible thereafter) provided that the Buyer and its Affiliates shall be entitled to use in the course of their business the “Mustafa Nevzat” logo at any time until the date falling 36 months after Completion;

(ii)

without prejudice to Clause 14.2(a)(i), it will procure that, prior to the 12 month anniversary of Completion, each trade or service mark, business, or domain name, or design which includes the words “Mustafa Nevzat” or anything which is, in the reasonable opinion of the Sellers, capable of confusion with such words, mark, name or design shall be unconditionally and irrevocably assigned to such persons as may be designated by the Sellers’ Representative no later than nine months following the Completion (it being understood that, so long as the Buyer has (or has procured that MN has) promptly taken all steps required to effect the foregoing in such timeframe, the Buyer shall not be deemed to be in breach of this provision if, for reasons outside of its (or MN’s) control (including any delays or inactions of any Governmental Authority), the assignments have not been unconditionally and irrevocably made to the relevant assignees within such timeframe, in which case they shall be so assigned as soon as possible thereafter); and

(iii)

without prejudice to Clauses 14.2(a)(i) and (b), it will procure that, prior to the 36 month anniversary of Completion, the “Mustafa Nevzat” logo or anything which is, in the reasonable opinion of the Sellers, capable of confusion with such logo shall be unconditionally and irrevocably assigned to such persons as may be designated by the Sellers’ Representative no later than 33 months following the Completion (it being understood that, so long as the Buyer has (or has procured that MN has) promptly taken all steps required to effect the foregoing in such timeframe, the Buyer shall not be deemed to be in breach of this provision if, for reasons outside of its (or MN’s) control (including any delays or inactions of any Governmental Authority), the assignments have not been unconditionally and irrevocably made to the relevant assignees within such timeframe, in which case they shall be so assigned as soon as possible thereafter).

(b)

Nothing in this Clause 14.2 shall at any time limit or restrict the Buyer or its Affiliates from making reasonable historical reference to the words “Mustafa Nevzat” and the MN Trademarks in any promotional materials, financial statements or other publications.

CLAUSE 15	MISCELLANEOUS

15.1	Notices

(a)	All notices and other communications required or permitted hereunder will be in writing to the other Party at the address specified below:

(i)	If to the Buyer or to Amgen Worldwide, to:

Amgen Ilaç Tic. Ltd. Sti.
Attention: General Manager
Address	:	Ayazağa Mahallesi, Meydan Sokak No: 1, Beybi Giz Plaza K.26 Maslak, 34396 Istanbul, Turkey
Tel	:	+90 212 335 2530
Fax	:	+90 212 335 2546
with a copy to:
Amgen (Europe) GmbH
Attention: SVP, International Commercial Operations
Copy: VP, Legal Affairs
Address	:	Dammstrasse 23, CH-6300 Zug, Switzerland
Tel	:	+41 41 369 0300
Fax	:	+41 41 369 0411

(ii)	If to the Sellers, to:

c/o İbrahim Mustafa İskender Pisak
Pak Holding A.Ş.
Address	:	Pak İş Merkezi, Prof. Dr. Bülent Tarcan Cad. No: 5/5 34349, Gayrettepe – Istanbul, Turkey
Tel	:	+90 212 274 0751
Fax	:	+90 212 266 6757

or any representative nominated by İbrahim Mustafa İskender Pisak and notified to the Buyer in the manner set forth herein.

Any Party may send any notice, request, demand, claim or other communication hereunder to the recipient Party at the address set forth above by mail, personal delivery, expedited or overnight courier, messenger service or telecopy but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it is actually received by the recipient Party and provided that notices or communications consisting of notices of default or termination shall be sufficiently given only if delivered via a Turkish notary or by registered mail, return receipt requested. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(b)

For purposes of this Agreement and the transaction contemplated hereunder, any notice or waivers to be given to or by the Sellers shall be considered given if such notice is given to or by, as the case may be, the Sellers’ Representative who is hereby unconditionally appointed and designated as the representative (vekil) of the Sellers with authority to make all decisions and determinations and to take all actions required or permitted hereunder on behalf of any and all the Sellers pursuant to this Agreement. The initial Sellers’ Representative shall be İbrahim Mustafa İskender Pisak, who is granted a proxy as attached hereto as SCHEDULE 7. The Sellers shall ensure that (i) an individual is appointed as Sellers’ Representative at all times, (ii) such individual is granted a proxy in the form as attached hereto as SCHEDULE 7, and (iii) shall procure that the Buyer is promptly notified in writing of any replacement or successor and provided with a copy of the proxy granted to such replacement or successor.

(c)

Each Seller, for itself and its successors and assigns, together with, in the case of any Seller who is an individual, his heirs and personal representatives, hereby unconditionally appoints the Sellers’ Representative as its attorney (with full power of substitution) (vekil) to perform any action described above in the foregoing provisions of this Clause 15.1, and each Seller agrees:

(i)

that such power of attorney is given by way of security to secure the performance of the obligations of the Sellers pursuant to this Clause 15.1 and shall survive the death, incapacity, liquidation, dissolution or other termination of a Seller;

(ii)	to ratify and confirm whatever the Sellers’ Representative does or purports to do in good faith in the exercise of any power conferred on it by such power of attorney; and

(iii)

that neither the Buyer nor any of its Affiliates shall under any circumstances be liable for any acts or omissions of the Sellers’ Representative and that the Sellers shall have no right to claim against the Buyer or any of its Affiliates for anything done or omitted to be done in reliance on any acts or representations by the Sellers’ Representative in each case unless and until the revocation of the Sellers’ Representative’s authority is duly notified to the Buyer pursuant to Clause 15.1(b).

(d)

All actions, decisions and instructions of the Sellers’ Representative taken, made or given pursuant to the authority granted to the Sellers’ Representative pursuant to this Clause 15.1 may be made in its sole discretion and shall be final, conclusive and binding upon any and all of the Sellers and the Buyer shall be entitled to rely on the exercise of the powers and authorities conferred on the Sellers’ Representative as if each Seller is exercising such powers and authorities. The power and authority of the Sellers’

Representative, as described in this Agreement shall continue in full force until all rights and obligations of the Sellers under this Agreement shall have terminated, expired or been fully performed.

15.2	Assignment, Successors and Assigns

(a)

Except as expressly provided in Sub-clause (b) below, none of the Parties may assign, transfer or pledge any of its rights or duties hereunder without the prior written consent of the other Parties. Any assignment made in violation of the foregoing provisions shall be void. Subject to the preceding provisions of this Clause 15.2, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(b)

The Buyer may, on notice to the Sellers, assign or transfer all or part of its rights and obligations under this Agreement to an Affiliate provided that the Buyer shall remain jointly and severally liable with the assignee to the satisfaction of the Sellers for the compliance with any of the obligations, or discharge of the liabilities assigned to or assumed by the assignee and as further and separate obligations:

(i)

the Buyer shall unconditionally and irrevocably guarantee to the Sellers such compliance and discharge and the Buyer shall undertake to ensure that the assignee will comply with such obligations and discharge such liabilities when due and in the manner contemplated by this Agreement; and

(ii)

without prejudice to Clause 15.2(b)(i), the Buyer shall unconditionally and irrevocably indemnify and keep indemnified the Sellers from and against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Sellers and arising from failure of the assignee to comply with any of the obligations, or discharge any of the liabilities assigned to or assumed by it, or through any of the assignee’s obligations guaranteed by the Buyer becoming unenforceable, invalid or illegal on any grounds.

(c)

Notwithstanding any other provisions of this Agreement, each Seller (other than the Corporate Warrantors) shall, on notice to the Buyer, be entitled between the Signing Date and prior to the date that is four Business Days prior to the Completion Date, to transfer its Sale Shares together with its rights and obligations under this Agreement to any other Seller in which case, for the avoidance of doubt, such Sale Shares shall be sold and transferred by the transferee Seller to the Buyer at Completion together with all other Sale Shares.

15.3	Further Assurances

Each Party shall, from time to time now or at any time in the future, and at its own cost and expense, promptly do or procure the carrying out of such acts and/or execute or procure the execution of all such documents as may be reasonably necessary for giving full effect to this Agreement. To the extent that any of the rights and obligations or Completion procedures set forth in SCHEDULE 5 are affected by the New TCC, the Parties agree to cooperate in good faith to modify this Agreement to incorporate such rights and obligations that are closest to those affected as permissible under the New TCC or to adopt any alternative procedures that have the same effect.

15.4	Waiver

The Buyer, by written notice to the Sellers’ Representative, may agree to: (a) extend the time for performance of any of the obligations or other actions of any of the Sellers under this Agreement; (b) waive any inaccuracies in the warranties of any of the Sellers contained in this Agreement; or (c) waive performance of any of the obligations of the Sellers under this Agreement.

The Sellers’ Representative on behalf of all or any of the Sellers, by written notice to the Buyer, may agree to: (a) extend the time for performance of any of the obligations or other actions of the Buyer under this Agreement; (b) waive any inaccuracies in the warranties of the Buyer contained in this Agreement; (c) waive compliance with any of the Buyer’s conditions precedent contained in this Agreement; or (d) waive performance of any of the obligations of the Buyer under this Agreement.

Except as provided in the preceding sentences, no action taken, or failure or delay to take any action, pursuant to this Agreement will be deemed to constitute a waiver of compliance with any warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

15.5	Entire Agreement

This Agreement (including the documents delivered in connection herewith or contemplated hereby) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof (including, for the avoidance of doubt, the Vendor Information to the extent content overlaps).

15.6	Amendments

Save where otherwise expressly contemplated in this Agreement, this Agreement may be amended or supplemented at any time only by a written agreement signed by duly authorized representatives of each of the Parties.

15.7	No Third Party Beneficiaries

This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

15.8	Applicable Law and Jurisdiction

(a)

This Agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of Turkey.

(b)

Any and all disputes, controversies and claims arising out of or relating to this Agreement, or with respect to the construction or interpretation of this Agreement, or concerning the respective rights or obligations hereunder of the Parties hereto and their respective successors and permitted assigns, whether by operation of law or otherwise shall be referred upon the application of any Party to and finally resolved by arbitration.

(c)

The arbitration proceedings shall be conducted in Zurich, Switzerland in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce (the “Rules”), which Rules are deemed to be incorporated by reference into this Clause 15.8, before a three person panel of arbitrators. The language of the arbitral proceedings shall be in English with Turkish translation.

(d)

The claimant(s), irrespective of the number, shall appoint one arbitrator, the respondent(s), irrespective of the number, shall appoint the second arbitrator within 25 Business Days of service of the notice of demand for arbitration, and the third arbitrator, who shall also act as chairman of the panel, shall be appointed by the Secretary General of the International Court of Arbitration of the International Chamber of Commerce if the first two arbitrators cannot agree on the third arbitrator within 30 days after the appointment of the second arbitrator.

(e)

The arbitrators shall have the power to grant any legal or equitable remedy or relief available under law, including injunctive relief, whether interim and/or final, and specific performance, and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim or provisional measures, including injunctive relief and including pre-arbitral attachments or injunctions, from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(f)

Any arbitration award shall be final and binding upon the Parties. Judgment on an arbitration award may be entered and enforced in any court of competent jurisdiction inside or outside of Turkey. The Parties hereby unconditionally and irrevocably waive their right to initiate legal action for the cancellation of arbitral awards.

(g)

The service of any demand, notice, process, motion or other document in connection with any arbitration or related court action or proceeding shall be effectuated by personal service upon the Buyer or the Sellers (as the case may be) to be served at their addresses herein provided (and such service shall be deemed to have occurred at the time of delivery).

(h)	The Parties hereby agree that any legal proceedings may be served on them by delivering a copy of such proceedings to them at their respective addresses set out in this Agreement.

15.9	Execution and Effectiveness

(a)

This Agreement has been executed by the duly authorized representatives of the Parties as of the date first above written in two original copies. A signature to this Agreement delivered by facsimile or PDF will be sufficient for all purposes between the Parties.

(b)	This Agreement shall only be binding on each Party once it has been signed by all Parties on the same original copy.

(c)

The Buyer and Amgen Worldwide, by the execution of this Agreement, authorize Robert C. Sexton (or his designee) individually to initial each and every page of this Agreement, the Disclosure Letter and Updated Disclosure Letter together with all Schedules, Exhibits and Appendices and any side letters related to or arising under this Agreement. Each Seller, by the execution of this Agreement, authorizes İbrahim Mustafa İskender Pisak (or his designee) individually to initial each and every page of this Agreement, the Disclosure Letter and Updated Disclosure Letter together with all Schedules, Exhibits and Appendices and any side letters related to or arising under this Agreement. The initials of such individuals shall not impose upon them any personal liability whatsoever.

15.10	Severability

In the event that any provision of this Agreement shall be determined to be unenforceable for any reason, every other provision of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, the Parties shall thereupon negotiate in good faith in order to agree to the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provisions so found to be unenforceable.

SCHEDULE 1

MN AND SIHHAT DETAILS, SHAREHOLDERS AND SELLERS

[Intentionally omitted]

SCHEDULE 2

DEFINITIONS AND INTERPRETATION

1.	DEFINITIONS

“Accounts” means, collectively, the audited financial statements (balance sheet, statements of comprehensive income, statements of changes in equity and statements of cash flows) for MN, prepared in accordance with IFRS, for the accounting reference period ending on the Accounts Date and for the previous accounting reference period, together with, in each case, the auditors’ and directors’ reports and the notes to the audited financial statements, which are appended to the Disclosure Letter.

“Accounts Date” means 31 December 2011.

“Acquisition Funds” has the meaning specified in Clause 3.2(a).

“Affiliate” (whether capitalized or not) shall mean when used with respect to a person,

(a)

where applicable, any other person: (i) that directly or indirectly (through one or more intermediaries or, in the case of the Sellers, through or together with other Sellers) controls, or is controlled by, or is under common control with, such first mentioned person; or (ii) that beneficially owns, holds or controls more than 50% of the equity interest in the first mentioned persons; and

(b)

in the case of a person that is an individual, (i) such person’s spouse, child (including by adoption), relative by blood or marriage to the first degree, (ii) a trust or partnership for the benefit of one or more of such persons and/or any individuals falling within (i), or whereby any benefit may be conferred on any such individuals, or the estate, administrator, legal representatives or beneficiaries of any thereof, and (iii) any body corporate which such person and/or any individuals falling within (i) control or in which any such individuals beneficially own, hold or control, in the aggregate, at least 50% of the equity interest.

“Aggregate Basket Amount” has the meaning specified in Clause 8.3(l).

“Aggregate Payments” has the meaning specified in Clause 3.2(b).

“Agreement” has the meaning specified in the introduction to this Agreement.

“Ak Kimya” means Ak Kimya İthalat İhracat ve Sanayi A.Ş., a joint stock company organized and existing under the laws of Turkey, having its registered office at Saatçi Bay1r1, Rüştü Bey Sok. Pak İş Merkezi No. 5 Gayrettepe / Şişli, Istanbul and registered with the Istanbul Trade Registry under registration number 190582.

“Ak Kimya Agreements” means, collectively, all the agreements executed by and between Ak Kimya and MN, including those agreements set out in Part 1 of SCHEDULE 8.

“Alternate Capital Expenditure Cost” has the meaning specified in Clause 8.5(d)(iii).

“Amgen Worldwide” has the meaning specified in the introduction to this Agreement.

“Brokerage Fees” means, collectively, the MN Brokerage Fee and the S1hhat Brokerage Fee.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for business in Istanbul, Turkey, Zurich, Switzerland and Los Angeles, United States.

“Business Plan” means the business plan and budget for MN for the financial year commencing on 1 January 2012, as uploaded under Folder 2.8 (Financial Projections) of the Data Room (as such business plan and budget may be amended from time to time by agreement in writing between the Buyer and the Sellers’ Representative).

“Business Warranties” means the Warranties other than the Title Warranties.

“Buyer” has the meaning specified in the introduction to this Agreement.

“Buyer’s Representative” means Robert C. Sexton or such other representative of the Buyer notified to the Sellers’ Representative by the Buyer from time to time.

“Buyer Capital Expenditure Cost” has the meaning specified in Clause 8.5(d)(ii).

“Buyer Documents” has the meaning specified in Paragraph 1 of SCHEDULE 4.

“Capital Expenditure” means an expenditure in the nature of an investment for the acquisition, betterment or improvement to property, plant, equipment or other intangible assets that is chargeable to the capital asset account and that in most cases is depreciable.

“Collective Agreement” means any agreement or arrangement made by or on behalf of MN and by or on behalf of any one or more trade unions, works councils, staff associations or other body representing employees and any agreement or arrangement made by or on behalf of any employers’ or trade association and one or more trade unions, works councils, staff associations, association of trade unions or other central body representing employees which applies to MN or to which MN is subject.

“Competing Business” has the meaning specified in Clause 14.1(a)(i).

“Competition Board” means the Turkish Competition Authority (Rekabet Kurumu).

“Competition Condition” has the meaning specified in Clause 4.1(a).

“Completion” has the meaning specified in Clause 5.1(a).

“Completion Date” has the meaning specified in Clause 5.1(a).

“Confidentiality Agreement” means the confidentiality letter dated 21 December 2011 and signed by or on behalf of the Buyer.

“Continuing Clauses” means, collectively, Clauses 1 (Definitions and Interpretation), 9.2 (Press Releases), 9.3 (Directors, Officers and Employees), 9.5 (Confidentiality), 12 (Termination), 13 (Taxes and Costs), and 15 (Miscellaneous) and Schedules 2 (Definitions and Interpretation) and 7 (Proxy).

“Contractors” means any individuals whose services are made available to MN for a significant portion of that individual’s working time and on a continuous basis pursuant to a services, consulting or similar agreement.

“Corporate Warrantors” means, collectively, (a) Mep G1da ve Kimya San. ve Tic. A.Ş., (b) Nepa G1da ve Kimya San. ve Tic. A.Ş., (c) Sezen G1da ve Kimya San. ve Tic. A.Ş. and (d) Pak Holding A.Ş.

“Data Room” means the electronic data room maintained by Merrill Datasite® under the project name Project Magic, containing documents and written information about MN, including legal, financial, technical and commercial vendor due diligence reports, legal, financial, technical and commercial records and documents, questions submitted by the Buyer and answers provided by MN or the Sellers, or any other documents included therein by the Sellers, to which the Buyer was given access for the purposes of conducting a due diligence review of MN prior to the Signing Date, as at 23:59 GMT on 19 April 2012, a hard copy index of which is appended to the Disclosure Letter and an electronic copy (on DVD-ROM) of which shall be provided to the Buyer on the Signing Date, together with a certificate from Merrill Datasite® that the DVD-ROM is an accurate and complete copy of the Project Magic data site as at such date and time.

“Debt” means collectively:

(a)

the principal amount of all indebtedness for borrowed money (including the principal amount under the debt facilities listed in the Disclosure Letter, whether or not evidenced by a promissory note or other certificate, owed by MN or S1hhat to any person; and

(b)	the principal amount of indebtedness of MN or S1hhat evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; and

(c)	all leases of MN or S1hhat classified under IFRS as finance leases; and

(d)	accrued interest and prepaid interest on any indebtedness, obligation, claim or liability described in clauses (a) through (c) above; and

(e)	the amount of all letters of guarantees provided by MN to any Taxation Authority, supplier or service provider of MN or, in respect of any litigation or dispute, to any person.

“Disclosure Letter” means the letter in the agreed terms dated as at the Signing Date from the Sellers to the Buyer.

“Employee Bonus Payments” means certain bonus payments payable by MN to certain employees of MN in connection with the transactions contemplated by this Agreement, the aggregate amount of which shall have been notified to the Buyer on the Signing Date.

“Encumbrance” means a mortgage, charge, pledge, lien, option, easement, restriction (gayrimenkul mükellefiyeti), right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or any other type of preferential arrangement (including a title transfer or retention arrangement) having similar effect.

“FDA” means the United States Food and Drug Administration.

“FDA Capital Expenditure” means any out-of-pocket capital expenditure necessary to execute the Remediation Plan including capital expenditure for machinery and equipment, laboratory fixtures, piping and structural improvements.

“FDA Deficiencies” means any deficiencies identified in the FDA Inspection Findings.

“FDA Indemnity” means the Corporate Warrantors’ indemnity with respect to the matters set out in Clause 8.5.

“FDA Indemnity Claim” has the meaning specified in Clause 8.5(c).

“FDA Indemnity Notice” has the meaning specified in Clause 8.5(c).

“FDA Inspection” means the FDA inspection of MN’s two principal manufacturing facilities which commenced on 16 April 2012 and is scheduled to complete on 2 May 2012.

“FDA Inspection Findings” means any of the FDA Form 483 (whether issued before or after Completion), the FDA final inspection report or the FDA warning letter (if any), delivered to MN for violations of the United States Food Drug and Cosmetic Act pursuant to the FDA Inspection.

“FDA Losses” means the actual and necessary FDA Capital Expenditure required to be made by MN to remedy any FDA Deficiencies as such cost shall be determined pursuant to Clause 8.5.

“Government Bid” means any bid, tender, proposal or quotation, whether oral or written, that if accepted or rewarded would result in a Government Contract.

“Government Contract” means any contract, grant or Government Bid, including contracts between MN and The Scientific and Technological Research Council of Turkey (TÜBİTAK) and excluding contracts for utilities, that is subject to any requirement of a Governmental Authority.

“Government Official” means any (i) employee or official of a Governmental Authority or public international organization (e.g., the World Bank), (ii) political party or party official, or (iii) candidate for political office.

“Governmental Authority” means any national, federal, regional, state, local or other court, administrative agency or commission or other governmental, administrative or regulatory body, authority, agency or instrumentality (e.g., a state-owned or controlled enterprise or government advisor), including any health-related supervisory body in any jurisdiction.

“IFRS” means the International Financial Reporting Standards adopted by the International Accounting Standards Board (IASB), and interpretations issued by the International Financial Reporting Interpretations Committee of the IASB.

“Implied MN Value” means the product of (a) the amount of the MN Purchase Price, divided by the percentage that the Sale Shares represent of all issued shares in MN (expressed as a whole number), multiplied by (b) 100.

“Intellectual Property” means: (a) all patents and patent applications (including all extensions, revisions and reissuances thereof); (b) all trademarks (registered and unregistered), service marks (registered or unregistered), trade dress, logos, trade names (registered and unregistered) and corporate names, together with the goodwill associated therewith, and the rights to apply for any such rights; (c) all copyrights (registered and unregistered), and all applications, registrations and renewals in connection therewith; (d) all trade secrets and confidential or proprietary business information (including research and development, know-how, formulas, manufacturing and production processes and techniques, technical data, databases, computer programs, designs, drawings, specifications, customer and supplier lists, and business and marketing plans); (e) internet domain names and email addresses; (f) all other proprietary intellectual property rights; and (g) the right to sue for past infringement of any of, or the rights under licences in relation to, the foregoing rights.

“Intellectual Property Rights” means all Intellectual Property used, or required to be used, by MN in, or in connection with, its business.

“Interim Period” means the period from the Signing Date to the Completion Date.

“IT Systems” means hardware, software, communications networks, telephone switchboards, microprocessors and firmware and other information technology equipment and any other items that connect with any or all of them which in each case are owned or used by MN and are material for the purposes of its business.

“Jiangsu” means Jiangsu Dolphin Pharmaceutical Co. Ltd, a company organized and existing under the laws of China.

“Key Managers” means, collectively, the following managers of MN: (i) Mr. M. Levent Selamoğlu (CEO), (ii) Dr. M. Ferran Dincer (Director, Sales & Marketing), (iii) Mr. Ayhan T. Aslan (Director, International Commercial Operations), (iv) Dr. Semra Bingöl (Director, Business Development, R&D), (v) Mr. A. Halit Gündüz (Director, Technical Operations), (vi) Mrs. Aysen Topkaya (Manager, HR) and (vii) Mr. Ali A. Akkor (CFO).

“Leakage” means:

(a)

the payment to any Sellers or any of their Affiliates of any sum by MN whether by way of distribution, dividend, return of capital (whether by cancellation, repayment, or reduction of capital or redemption or purchase of shares or other securities) or otherwise;

(b)	any payment or transfer of any asset by MN to any Sellers or any of their Affiliates;

(c)	the indemnification or incurring of any liability by MN for the benefit of any Sellers or any of their Affiliates;

(d)	the release or waiver by MN of sums due to MN by any Sellers or any of their Affiliates;

(e)	the payment of any benefits, costs, bonuses, or other sums by MN to any Sellers or any of their Affiliates or to any director, officer, consultant or employee of any member of the Target Group;

(f)	the payment by MN of any costs relating to the transactions contemplated by this Agreement and/or to any alternative to such transactions;

(g)	the entry into by MN of any transactions outside the ordinary course of business;

(h)	any agreement to do any of the foregoing; and

(i)	any Taxation paid or that will become payable by MN to the extent attributable to any of the foregoing,

in each case, except to the extent that any of the above actions are permitted as Permitted Leakage.

“Leasehold Properties” means the land and premises currently leased by MN, details of which are set out in Part 2 of SCHEDULE 9.

“Liability Cap” has the meaning specified in Clause 8.3(m).

“Locked Box Date” means 31 December 2011.

“Locked Box Interest Rate” means a rate per annum of 5% (on the basis of a 365 day year).

“Long-Stop Date” means the date which is four months following the date of this Agreement, or such other date as the Parties may agree in writing.

“Losses” means all damages, penalties, fines, liabilities, obligations, losses, costs and expenses (including court costs and attorneys’ fees).

“Management Accounts” means the unaudited management accounts of MN, as at and for the quarter ended 31 March 2012, which is appended to the Disclosure Letter.

“Manufacturing Facilities” means those plants or facilities set out or described in Part 3 of SCHEDULE 9.

“Material Adverse Effect” means a material adverse effect on the financial condition, assets, earnings, properties, business, trading or operations of MN, whether immediate or which could reasonably be expected to have the effect of reducing the Normalised EBITDA of MN in the year following Completion by more than ten per cent compared to the Normalised EBITDA of MN for the 12 months prior to the date of this Agreement (calculated in TL), other than as a result of events and circumstances affecting or likely to affect all companies carrying on business in the territory and/or industries in which MN carries on business.

“Material Contract” means any contract to which MN is a party currently in force, which:

(a) (i)	limits the ability of MN to engage in any material line of business or to compete with any person in respect of any material business; or

(ii)

involves a shareholder arrangement or joint venture or consortium between MN and any other person or under which MN is to participate with any other person in any business (other than pursuant to the terms of this Agreement) or share any income;

(b)	contains any restriction on the payment by MN of dividends or other distributions;

(c)

(A) involves or is likely to involve the payment by or to MN of more than USD 1,500,000, (B) was entered into outside the ordinary course of business or (C) has a residual term of more than one year and cannot be terminated by MN without penalty to it on six months’ or less notice;

(d)

is a material licence, supply, manufacturing, research and development or cooperation agreement or other agreement relating to Intellectual Property entered into by MN (or under which such party obtains any benefit or is bound) which is material to the business of MN in the manner presently carried on;

(e)

is a loan agreement or other finance or facility agreement, including the Shareholder Loans, pursuant to which MN has outstanding borrowings of more than USD 500,000, or is a security document relating to such;

(f)

relates to the issuance or repurchase of shares or other equity interests or in respect of registration rights, pre-emptive rights, rights of first refusal, transfer rights or restrictions, voting rights or other rights of share or other equity holders of any of MN;

(g)	is an agreement to which MN is party (or by which it is bound) with a Material MN Supplier or a Material MN Customer;

(h)	contracts out to a third party all or a material part of the management of any of MN; or

(i)

is an agreement to which MN is party which contains any provision whereby the continuance of such agreement upon and subject to its terms and conditions will, or upon the discretion of a party other than MN may, cease or be subject to amendment upon the change of control of MN as a result of the consummation of the transactions contemplated in this Agreement, and which is material to the business of MN in the manner presently carried on.

“Material MN Customer” has the meaning specified in Paragraph 5 of SCHEDULE 3.

“Material MN Supplier” has the meaning specified in Paragraph 5 of SCHEDULE 3.

“MN” has the meaning specified in Recital (A).

“MN Brokerage Fee” means the aggregate fees payable by or on behalf of the MN Sellers to Bank of America Merrill Lynch in connection with the transactions contemplated by this Agreement, the amount of which shall have been notified to the Buyer on the Signing Date.

“MN A Shares” means the class of issued share capital in MN designated as “Group A” under its constitutional documents.

“MN B Shares” means the class of issued share capital in MN designated as “Group B” under its constitutional documents.

“MN C Shares” means the class of issued share capital in MN designated as “Group C” under its constitutional documents.

“MN Pharmaceuticals” means MN Pharmaceuticals GmbH, a company organised and existing under the laws of Germany.

“MN Purchase Price” has the meaning specified in Clause 3.1(a)(i).

“MN Sale Shares” has the meaning specified in Recital (C).

“MN Sellers” has the meaning specified in the introduction to this Agreement.

“MN Trademarks” means each trade or service mark, business or domain name, design or logo or other Intellectual Property right in the name “Mustafa Nevzat” and currently owned by MN, which consist, in aggregate, of all the items set out in SCHEDULE 11.

“New TCC” means the Turkish Commercial Code No. 6102 published in the Official Gazette dated 14 February 2011, and numbered 27846 and any related secondary legislation.

“Normalised EBITDA” means earnings before interest, tax, depreciation, and amortization calculated on the same basis and in accordance with the same accounting principles, practices and methodologies, consistently applied, as in the Accounts.

“Owned Properties” means the land and premises currently owned by MN, details of which are set out in Part 1 of SCHEDULE 9.

“Pacific Investment Development” means Pacific Investment Development Company Limited, a company organised and existing under the laws of Hong Kong.

“Party” and “Parties” have the meanings specified in the introduction to this Agreement.

“Permit” means any permit, licence, order, certification, ruling, filing or registration (or any exemption therefrom), from any Governmental Authority.

“Permitted Business” means the development, manufacture, marketing or sale of the current products identified in the Product Development and License Transfer Agreement executed with Ak Kimya dated 20 April 2010.

“Permitted Encumbrances” means, collectively (a) Encumbrances noted on the face of the Accounts, (b) Encumbrances consisting of easements, permits, restrictive covenants, encroachments or other restrictions or limitations on the use of property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property for the purposes of carrying on MN’s business and (c) any Encumbrances disclosed in the Disclosure Letter.

“Permitted Leakage” means those payments as set out or described in SCHEDULE 6.

“Pipeline Products” means those Products which are planned to be developed and commercialised (or, as may be the case, further developed or commercialised) by MN upon the receipt of necessary Permits or other applicable regulatory approvals as set out or described in SCHEDULE 10.

“Pro Rata Portion” means, with respect to any Corporate Warrantor, the percentage equivalent to a fraction, the numerator of which is the number of Sale Shares owned by such Corporate Warrantor’s Seller Group at Completion and the denominator of which is the number of Sale Shares owned by all Sellers as at Completion.

“Products” means all pharmaceutical and medicinal products (including any active pharmaceutical ingredients for each of the foregoing) which are part of MN’s business.

“Purchase Price” means, collectively, the MN Purchase Price and the S1hhat Purchase Price.

“Relevant Claim” means a claim by the Buyer under or pursuant to the provisions of Clause 6.1 in respect of any breach of the Business Warranties.

“Relevant Percentage” means 94.626% or such other percentage of the issued share capital of MN acquired by the Buyer, directly or indirectly, pursuant to this Agreement.

“Remediation Plan” has the meaning specified in Clause 8.5(c).

“Rules” has the meaning specified in Clause 15.8(c).

“Sale Shares” has the meaning specified in Recital (C).

“Sanctioned Person” means Specially Designated Nationals and persons resident in the countries of Iran, Syria, Cuba, Myanmar (Burma), North Korea and Sudan.

“Seller Group” means, in respect of (a) Mep G1da ve Kimya San. ve Tic. A.Ş., those Sellers listed in rows 3 and 9 of Part 3 of SCHEDULE 1, (b) Nepa G1da ve Kimya San. ve Tic. A.Ş., those Sellers listed in rows 1, 2, 7 and 8 of Part 3 of SCHEDULE 1, (c) Sezen G1da ve Kimya San. ve Tic. A.Ş., those Sellers listed in rows 4, 5, 10 and 11 of Part 3 of SCHEDULE 1 and (d) Pak Holding A.Ş., those Sellers listed in rows 6 and 12 through 20 of Part 3 of SCHEDULE 1, and, in respect of each Corporate Warrantors, any other Affiliate of such Corporate Warrantors that is a Seller.

“Sellers” has the meaning specified in the introduction to this Agreement.

“Sellers’ Designated Accounts” means those accounts into which, collectively, the Purchase Price (less the amount of the Brokerage Fees) and Shareholder Loan 1 Debt will be paid, being those accounts which shall have been notified to the Buyer in accordance with Clause 3.1(b)(iii).

“Sellers’ Documents” has the meaning specified in Paragraph 1.1 of SCHEDULE 3.

“Sellers’ Representative” means İbrahim Mustafa İskender Pisak and any successor.

“Shareholder Lease Agreements” means, collectively (i) the 30 October 2009 dated lease agreement executed by and between Asil G1da ve Kimya Sanayii ve Ticaret A.Ş. and MN for the lease of the Istanbul head office located at Pak İş Merkezi Prof. Dr. Bülent Tarcan Sokak No: 5, K.8, Gayrettepe/İstanbul, with a monthly rent payable of TL 9,150; (ii) the 1 January 2002 dated lease agreement executed by and between Asil G1da ve Kimya Sanayii ve Ticaret A.Ş. and MN for the lease of the Istanbul head office located at Pak İş Merkezi Prof. Dr. Bülent Tarcan Sokak No: 5, D.1-2-7, Gayrettepe/İstanbul, with a monthly rent payable of TL 104,880; and (iii) the 1 December 2011 dated lease agreement executed by and between Nepa G1da ve Kimya Sanayi ve Ticaret A.Ş. and MN for the lease of the premises located at Üsküdar İhsaniye Mahallesi, with the plot number of 359 and parcel number of 8, with a monthly rent payable of TL 12,000 plus VAT, in each case which are uploaded under Folder 3.1 (Intra-group Agreements) of the Data Room.

“Shareholder Loan 1” means, collectively, (i) the loan of 4 February 2010 between Nevhiz Pak and MN relating to the principal amount of USD 7,000,000; and (ii) the loan of 1 July 2010 between Nevhiz Pak and MN relating to the principal amount of USD 7,000,000.

“Shareholder Loan 1 Debt” means the amount outstanding from time to time under Shareholder Loan 1, including any and all principal and accrued interest.

“Shareholder Loan 2” means the loan of November 2006 between S1hhat and MN relating to the principal amount of TL 2,130,000.

“Shareholder Loans” means, collectively, Shareholder Loan 1 and Shareholder Loan 2, the material terms of which are as set out in the Disclosure Letter.

“S1hhat” has the meaning specified in Recital (B).

“S1hhat Brokerage Fee” means the aggregate fees payable by or on behalf of the S1hhat Sellers to Bank of America Merrill Lynch in connection with the transactions contemplated by this Agreement, the amount of which shall have been notified to the Buyer on the Signing Date.

“S1hhat Group” means each of S1hhat, MN Pharmaceuticals, Pacific Investment Development and Jiangsu.

“S1hhat Purchase Price” has the meaning specified in Clause 3.1(a)(ii).

“S1hhat Sale Shares” has the meaning specified in Recital (C).

“S1hhat Sellers” has the meaning specified in the introduction to this Agreement.

“S1hhat Statutory Accounts” means, collectively, the financial statements (balance sheet and income statement) for S1hhat, prepared in accordance with the Turkish Uniform Chart of Accounts and the Turkish Commercial Code, as at and for the year ended (and including) 31 December 2011, which are appended to the Disclosure Letter.

“Signing Date” means the date of this Agreement.

“Specially Designated Nationals” means those persons set forth on the specially designated nationals list issued by the Office of Foreign Assets Control of the U.S. Department of the Treasury pursuant to the International Emergency Economic Powers Act.

“Statutory Accounts” means, collectively, the financial statements (balance sheet and income statement) for MN, prepared in accordance with the Turkish Uniform Chart of Accounts and the

Turkish Commercial Code, as at and for the financial year ended (and including) 31 December 2011, which are appended to the Disclosure Letter.

“Surviving Related Party Agreements” means (i) all agreements between any member of the Target Group on one hand and the Sellers and/or any of their respective Affiliates on the other hand which were entered into in the ordinary course of business on an arm’s length basis, and (ii) the Shareholder Loans and the Shareholder Lease Agreements, and which consist, in aggregate, of all the agreements set out in Part 2 of SCHEDULE 8.

“Target Group” means MN and the S1hhat Group.

“Tax” or “Taxation” means and includes any and all national, regional, local or other direct and indirect taxes, assessments, fees, levies, withholdings, duties, penalties and other charges imposed by any Taxation Authority and whether of the Republic of Turkey or elsewhere and irrespective of the person against whom the same are directly or primarily chargeable, including income (whether actual or deemed), gross receipts, net proceeds, alternative or minimum, profits, gains, ad valorem, value added, turnover, sales, use, special consumption, property, personal property, stamp, leasing, lease, user, excise, franchise, transfer, notarisation, registration, documentary, licence, withholding, securing, gift, health insurance, social security, payroll, employment, unemployment, fuel, excess profits, occupational severance, estimated and other taxes, and shall include any interest, fines, penalties, surcharges, costs or additional amounts payable in connection with the above.

“Tax Returns” means any information, notices, accounts, statements, reports, computations, declarations and returns which are required to be made and submitted to any Taxation Authority.

“Tax Warranties” means the warranties set forth in Part 1, Paragraph 16 of SCHEDULE 3 (Taxation).

“Taxation Authority” means any Governmental Authority or other authority whatsoever exercising a fiscal, revenue, customs or excise function in any jurisdiction.

“Terminated Related Party Agreements” means all agreements between any member of the Target Group on one hand and the Sellers and/or any of their respective Affiliates on the other hand which are not Surviving Related Party Agreements, and which consist as of the Signing Date of all the agreements set out in Part 1 of SCHEDULE 8 and such other similar agreements entered into prior to Completion.

“Third Party Claim” has the meaning set forth in Clause 8.3(w).

“Title Warranties” means the Warranties set forth in Part 1 Paragraphs 1, 2.1 and 3.2 and Part 2 Paragraphs 22.1, 23.2, 23.3 and 23.5 of SCHEDULE 3.

“Turkish GAAP” means the uniform chart of accounts applied in Turkey in accordance with the Tax Procedural Law No. 213, published in the Official Gazette dated 4 January 1961 and numbered 10703 - 10705213.

“Updated Disclosure Letter” has the meaning set forth in Clause 8.3(g).

“Vendor Information” means, collectively, the contents of the Data Room, and the Locked Box Memorandum provided to the Buyer on 9 March 2012.

“Warranties” means the warranties set forth in SCHEDULE 3.

2.	INTERPRETATION

(a)	Unless the context otherwise requires, as used in this Agreement:

(1)	a “subsidiary” of a person shall be construed as a reference to any person:

(x)	which is controlled, directly or indirectly, by the first-mentioned person;

(y)	more than half the issued share capital of which is beneficially owned by the first-mentioned person; or

(z)	which is a subsidiary of another subsidiary of the first-mentioned person;

and, for these purposes (and for purposes of the definition of “Affiliate” and other instances of use of the word “control” in this Agreement), a person shall be treated as being controlled by another if that other person is able to control alone or pursuant to an agreement with other shareholders, a majority of the voting rights in such person or direct its affairs and/or control the composition of a majority of its board of directors or equivalent body;

(2)	a “person” includes a reference to an individual or a body corporate, association or partnership, as well as to that person’s successors;

(3)	“including” means “including, without limitation”;

(4)	words in the singular include the plural;

(5)	words in the plural include the singular;

(6)	words applicable to one gender shall be construed to apply to each gender;

(7)	the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules hereto;

(8)	the terms “Clause” and “Schedule” shall refer to the specified Clause or Schedule of or to this Agreement and references to paragraphs shall refer to the relevant Paragraph of a specified Schedule;

(9)	any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (excluding email);

(10)

a reference to a “law” is a reference to any statute, law, regulation, ordinance, rule, decree, directive, binding guideline, binding policy, other similar form of decision of, determination by or any interpretation or administration of any of the foregoing by, any Governmental Authority;

(11)

references to any law include a reference to that law as amended, consolidated or replaced from time to time (whether before or after the Signing Date) and include any subordinate legislation made under the relevant law;

(12)

references to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(13)

the expressions “ordinary course of business” or “business in the ordinary course” mean the ordinary and usual course of business of the relevant entity, consistent (including nature and scope) with its prior practice;

(14)	the expression “disclosed” has the meaning set out in Clause 8.3(g);

(15)

the expression “developed or commercialised” shall mean any research, development (including studies and clinical trials and making of regulatory applications), importation or acquisition of raw materials and inputs, manufacture, storage, packaging, transportation, testing, marketing, promotion, distribution, sales, support, post-marketing surveillance, adverse event reporting, recall, return processing or activity with respect to any product whether by or on behalf of MN;

(16)

“$”, “USD” or “Dollar” is a reference to United States Dollars, the lawful currency of the United States of America; “TL” is a reference to Turkish Lira, the lawful currency of Turkey; and “EUR” is a reference to the euro, the lawful currency of the member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community (signed in Rome on 25 March 1957) as amended from time to time;

(17)	“Turkey” is a reference to the Republic of Turkey;

(18)	references to “contract” and “agreement” include any arrangement, obligation, understanding or commitment;

(19)	references to “shares” in a person include a reference to the shares, membership interests or other equity interests in such person and references to “shareholders” shall be construed accordingly; and

(20)

references to a document in the “agreed terms” means in the form agreed between the Buyer and the Sellers’ Representative and signed by or on behalf of each of the Buyer and the Sellers’ Representative (or their respective legal advisors) for the purposes of identification.

(b)	Any agreement or other document shall be construed as a reference to that agreement or document as the same may have been, or may from time to time be, amended or supplemented.

(c)

The table of contents and titles and headings to Clauses and Paragraphs are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(d)	The Schedules attached to this Agreement are incorporated herein by reference and are a part hereof for all purposes.

(e)

The governing language of this Agreement shall be the English language. Except as otherwise required by applicable law, all notices and correspondence required under this Agreement shall be in the English language.

(f)	Unless otherwise expressly provided (including in Clause 8.3), the obligations and liabilities of the Sellers under this Agreement are several and not joint or joint and several.

(g)

Where applicable, in calculating the USD equivalent of amounts in TL for the purposes of this Agreement, the Parties shall apply the prevailing exchange rate applicable to that amount of the currency being converted by reference to middle-market rates quoted by the Central Bank of the Republic of Turkey at the opening of business in Istanbul, Turkey: (i) three Business Days prior to the date on which the amount is payable hereunder; or (ii) (if different) the date on which the conversion is stated to occur.

SCHEDULE 3

WARRANTIES OF THE SELLERS

PART 1

1.	Authority of Sellers

1.1

Each legal entity Seller is a company duly incorporated and validly existing under the laws of Turkey. Each Seller has full power and authority to enter into and perform this Agreement and all other documents executed by such Seller which are to be delivered on or prior to Completion or after Completion as contemplated under this Agreement (together, the “Sellers’ Documents”), each of which constitutes (when executed) legal, valid and binding obligations of each Seller in accordance with their respective terms.

1.2

In relation to each Seller, the execution, delivery and performance by it of the Sellers’ Documents will not result in a breach of or constitute a default under: (i) any provision of the articles of association (or equivalent document) of such Seller that is a legal entity or (in the case of the S1hhat Sellers) S1hhat, or (in the case of the MN Sellers) MN; (ii) any order, judgment or decree of any court or Governmental Authority by which such Seller or, so far as such Seller is aware (in the case of the S1hhat Sellers) S1hhat is bound or (in the case of the MN Sellers) MN is bound; or (iii) any agreement or instrument to which it is a party or by which it is bound or, so far as such Seller is aware (in the case of the S1hhat Sellers) S1hhat is bound or (in the case of the MN Sellers) MN is bound.

1.3

None of the Sellers or, (in the case of the S1hhat Sellers) S1hhat or (in the case of the MN Sellers) MN, is or will be required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any Governmental Authority or any other person in connection with the execution, delivery and performance of the Sellers’ Documents, except where any failure to do so would not have a Material Adverse Effect on any member of the Target Group and would not prevent the Parties from consummating the transactions contemplated by this Agreement.

1.4

None of the Sellers is insolvent or unable to pay its debts under the insolvency laws of any jurisdiction applicable to it, and none of the Sellers has stopped paying debts as they fall due. No order has been made, petition presented or resolution passed for the winding up of any Seller. No administrator or any receiver, manager or custodian (yasi) has been appointed by any person in respect of any Seller or all or any of its assets.

2.	Ownership of the MN Sale Shares; Capitalization

2.1

Each MN Seller holds of record and legally and beneficially owns the MN Sale Shares set opposite its name in Part 3 of SCHEDULE 1, free and clear of any Encumbrances. The MN Sale Shares are represented by bearer share certificates.

No person is entitled to any Encumbrance with respect to any of the MN Sale Shares.

2.2

The MN Sale Shares (i) represent 93.126% of the issued share capital of MN, have been properly and validly issued and allotted and are each fully paid, and (ii) comprise 100% of the MN B Shares and more than 50% of each of the MN A Shares and MN C Shares.

2.3

There are no agreements or commitments outstanding which call for the issue of any shares or debentures in or other securities of MN or accord to any person the right to call for the issue of, or restrict the transfer of, any such shares, debentures or other securities. None of the MN Sellers or MN has either issued any profit sharing certificates or founder shares (kurucu intifa senetleri) granted any other rights to share in its respective profits, nor granted any other rights to third parties entitling such third parties to share in the profits of MN.

3.	Corporate Structure

3.1	The particulars of MN set out in Parts 1(a) and 2 of SCHEDULE 1 are accurate in all respects.

3.2

MN holds of record and legally and beneficially owns 0.03% of the issued share capital of S1hhat free and clear of any Encumbrances and no person is entitled to any Encumbrance with respect to any such shares.

3.3	MN has no interest in any person, other than its interests in the share capital of S1hhat specified in paragraph 3.2 above.

3.4	MN does not act or carry on business in partnership or in a joint venture with any other person.

4.	Constitutional and Corporate Matters

4.1	MN has been duly incorporated and registered and validly exists under the laws of Turkey.

4.2	The copy of the articles of association of MN, which has been set out in the Data Room, is complete, accurate and up-to-date.

5.	Contracts

5.1	So far as the MN Sellers are aware:

(a)	True and accurate copies of all Material Contracts to which MN is a party have been placed in the Data Room.

(b)	Each of the Material Contracts to which MN is a party is in full force and effect. Neither MN nor any other party is in breach of any such Material

Contract or has been in breach of any such Material Contract in the previous 12 months where such breach has had a material adverse effect on MN. No allegation of any breach or invalidity of any Material Contract been made or received by any MN Seller or MN. No notice of termination of any such Material Contract has been served or received by any MN Seller or MN.

(c)	The sale and purchase contemplated by this Agreement will not give any grounds for the rescission, termination, avoidance, amendment or repudiation of any Material Contract.

(d)

The top 10 suppliers to MN (by expenditure (exclusive of VAT) for the year ended 31 December 2011) (the “Material MN Suppliers”) and the top 10 distributors (by sales value (exclusive of VAT) for the year ended 31 December 2011) (the “Material MN Customers”), are those listed in the Disclosure Letter. No Material MN Customer or Material MN Supplier has during the previous 12 months ceased or made any substantial change to the terms on which it trades with MN, nor so far as the MN Sellers are aware, has any Material MN Customer or Material MN Supplier indicated in writing an intention to cease trading with MN.

5.2

All representations and certifications executed, acknowledged or set forth in or pertaining to any Government Contract to which MN is a party were current, accurate and complete in all material respects as of their effective date and have been updated as required by applicable law to reflect any material change in circumstances affecting the subject matter thereof, and MN has complied in all material respects with all such representations and certifications.

5.3

Save as disclosed on the face of the Accounts, at the Signing Date there is not outstanding any guarantee, indemnity, suretyship or comfort (whether legally binding or not) given by or for the benefit of MN.

5.4

So far as the MN Sellers are aware, MN has not given any power of attorney or other authority which is still outstanding and effective to any person to enter into any contract or commitment on its behalf other than to its employees, professional advisers and other service providers to enter into routine transactions in the ordinary course of business.

6.	Compliance

So far as the MN Sellers are aware or should have been aware:

6.1

MN has not in the previous five years (i) done or omitted to do anything which is a contravention of any law or Permit of MN which could be reasonably expected to result in (i) the imposition of any material fine, material penalty or other material liability or sanction on MN, or (ii) the debarment, disqualification or any other exclusion of MN by any Governmental Authority with authority over MN; nor (iii) paid or received from any Governmental Authority any claim or demand to pay, any fine or penalty, and no such claim or demand is threatened in writing or is pending, nor has there been any investigation, allegation or inquiry regarding a violation or potential violation of any applicable anticorruption or anti-bribery laws or regulations to which MN may be subject.

6.2	MN has maintained all books, records and information in each case in all material respects and as required by, and for the time period prescribed by, applicable law.

6.3

MN has all necessary and material Permits (including marketing authorizations for all Products which MN is currently marketing), for the carrying on of its business substantially in the manner in which the business has been carried on in the previous 12 months, and all such material Permits are valid and subsisting, no written notice has been received to suspend and, there is no reason why any of them will be suspended, modified, cancelled, the revocation, renewal, extension or transfer thereof denied.

6.4	In the previous five years, neither MN nor any of the distributors, wholesalers, agents or other persons acting on behalf of MN, has:

(a)	paid or offered to pay anything of value, directly or indirectly, to a Government Official to obtain or retain business or to secure an improper business advantage;

(b)	retained any consultant, agent or representative who has had unlawful dealings with a Government Official;

(c)	engaged or employed any director, officer, employee or agent to act on behalf of MN who is a Government Official; or

(d)	permitted a Government Official to have a legal or beneficial interest, direct or indirect, in the business of MN.

6.5

Neither MN nor any director, officer, managing director or similar person with senior managerial responsibility for MN is a Sanctioned Person. No MN Seller is a Sanctioned Person. MN has not entered into any contract with any Sanctioned Person that is currently in force.

7.	Assets

7.1

MN owns, or has the right to use, all of the material assets (real or personal, tangible or intangible) which are both used by MN in the operation of its business and necessary for MN’s operation of its business as currently operated.

7.2

To the MN Sellers’ knowledge, all of the Products within the inventory of MN as at the date of this Agreement and as at the Completion Date comply with the specifications in the appropriate Product licenses and Product authorizations and with applicable laws.

7.3	All material assets owned or used by MN are in reasonable operating condition and are fit for the use for which they are intended.

7.4	MN has a valid title or right to use all premises which it owns, leases or otherwise uses and from or in which it conducts business or operations.

8.	Finance Arrangements

8.1

Other than Permitted Encumbrances, no Encumbrance has been given by or entered into by MN in respect of any obligations of it (including in respect of borrowings) or in respect of the indebtedness or obligations of any other person.

8.2

Other than as disclosed in the Disclosure Letter, MN has no outstanding loan capital nor has MN incurred or agreed to incur any borrowing over USD 500,000 in value which it has not repaid or satisfied.

8.3	MN has not lent or agreed to lend any money in excess of USD 500,000 in the aggregate which has not been repaid to it.

8.4

So far as the MN Sellers are aware, no event which is, or which could reasonably be expected to become, an event of default under or result in a material breach of the terms of any Debt of MN, or any Encumbrance in relation thereto, has occurred.

8.5

MN has no outstanding guarantee or other contingent liability with respect to any indebtedness or liability of any third party and no Debt of MN is dependent upon the guarantee or security granted by any person other than MN.

9.	Arrangements with Related Parties

9.1

Other than the Surviving Related Party Agreements, no indebtedness (actual or contingent) and no contracts are outstanding between MN on one hand and the Sellers and/or any of their respective Affiliates on the other hand, and MN has not guaranteed or agreed to guarantee or provide any security or indemnities in relation to any debt or obligation of any Seller or any of its Affiliates.

9.2

None of the Sellers or any of their respective Affiliates is entitled to a claim of any nature against MN and none of the Sellers or any of their respective Affiliates has assigned such right to any other person.

10.	Litigation and Investigations

10.1

Neither MN nor any of its directors or officers are (in relation to the business of MN) party to any material litigation, administrative or arbitration proceeding (whether as plaintiff, defendant or otherwise) and, so far as the MN Sellers are aware, no such material litigation, administrative or arbitration proceeding is pending or threatened. For the purposes of this Paragraph 10.1 of this SCHEDULE 3, material means a proceeding, or proceedings arising out of the same or substantially similar facts, matters or circumstances, where the amount being claimed exceeds in aggregate USD 500,000 (including accrued interest) or where an unfavourable outcome could reasonably be expected to have a Material Adverse Effect on MN.

10.2

So far as the MN Sellers are aware, MN is not the subject of any current investigation, enquiry or enforcement proceedings by any Governmental Authority other than routine inspections in the ordinary course of business by Governmental Authorities in the jurisdictions in which MN conducts its business.

10.3	MN is not affected by any court judgment or ruling of any arbitral tribunal that could reasonably be expected to have a Material Adverse Effect on MN.

10.4

As of the Signing Date, MN is not affected by any published order or published decree of any Governmental Authority or arbitral tribunal that could reasonably be expected to have a Material Adverse Effect on MN.

11.	Products and Product Liability

11.1

There are no outstanding material claims or demands by any third party pertaining to the Products sold by MN (including regarding product liability or in which other safety issues have been asserted) which have been notified to MN, and no such proceedings involving a claim in excess of USD 500,000 have been commenced against MN in the previous two years. So far as the MN Sellers are aware, MN has no liability arising out of any injury to individuals or property as a result of the ownership, possession or use of the Products.

11.2

In relation to each Product, no notice has been received in the previous two years, or since the date of the last renewal of the relevant marketing authorizations (whichever is the most recent), from any Governmental Authority stating that the Products are defective, unsafe for normal use or fail to meet applicable standards promulgated by any Governmental Authority.

11.3	There have been no recalls (whether or not ordered by any Governmental Authority) with respect to the Products in the previous two years.

11.4

The list of Pipeline Products set out in SCHEDULE 10 is complete and accurate. With respect to each Pipeline Product, MN has not (i) made any misleading, untrue or fraudulent statement to any Governmental Authority or (ii) failed to disclose a material fact required to be disclosed to any Governmental Authority.

12.	Insurance

12.1	Accurate and complete copies of each material insurance policy under which MN is insured are set forth in the Data Room.

12.2	With respect to each such insurance policy, so far as the MN Sellers are aware:

(a)	such insurance policy is legal, valid, binding and enforceable, and all premiums and other fees due in connection therewith are current and up to date;

(b)	MN is not and no other party thereto is in breach or default, or has repudiated the respective insurance policy; and

(c)	MN is eligible to make claims under the respective insurance policy as contemplated by the respective insurance policy.

12.3	No insurance claim which is expected to exceed USD 500,000 is outstanding with respect to MN and so far as the MN Sellers are aware, no circumstances exist which could give rise to any such claim.

13.	Insolvency

13.1

MN is not insolvent or unable to pay its debts under the laws of Turkey and has not stopped paying its debts as they fall due. MN is not in technical bankruptcy as provided in Article 324 of the Turkish Commercial Code.

13.2

No order has been made or, so far as the MN Sellers are aware, proceeding initiated for the winding up, insolvency, liquidation or bankruptcy of MN and, so far as the MN Sellers are aware, no such order or proceeding has been threatened. No composition or similar arrangement with any creditors, nor any moratorium in respect of any creditor claims, has been proposed in respect of MN or has been effected in the previous 12 months.

14.	Accounts

14.1	True, correct and complete copies of the Accounts, the Statutory Accounts and of the Management Accounts are appended to the Disclosure Letter.

14.2	The Accounts have been prepared in accordance with IFRS consistently applied, on a basis consistent with those adopted in preparing the audited accounts for the previous financial period of MN.

14.3	The Statutory Accounts:

(a)

have been prepared in accordance with the Turkish Uniform Chart of Accounts and the Turkish Commercial Code consistently applied, on the same basis and in accordance with the same accounting principles, practices and methodologies, consistently applied, as statutory accounts for the previous two years, and have been certified by a chartered accountant (yeminli mali müşavir); and

(b)

present accurately in all material respects the assets, liabilities and state of affairs of MN as at the date to which they are made up and the profits or losses for the financial period to which they relate.

14.4	The Management Accounts:

(a)

have been prepared in accordance with Turkish GAAP as applied as at the date to which they were made up, and on the same basis and in accordance with the same accounting principles, practices and methodologies, consistently applied, as unaudited management accounts for the previous year; and

(b)

do not materially misstate the financial position, financial performance or cash flows of MN as at the date to which they were made up, or the profits or losses for the accounting periods to which they relate, except for any adjustments required by applicable laws at the end of each year.

14.5

So far as the MN Sellers are aware, no notice or allegation that any of the accounting records is incorrect or should be rectified has been received by MN from any Governmental Authority on or before the Signing Date. The accounting records of MN are in its possession or under its control.

15.	Events since the Accounts Date

Since the Accounts Date:

(i)	the business of MN has been conducted in the ordinary course consistent with past practice and so as to maintain its business as a going concern;

(ii)	no resolution of the shareholders or any class of shareholders of MN, has been passed, other than the resolutions passed at the annual shareholders’ meeting of MN on 23 March 2012;

(iii)	nothing has occurred which has had a Material Adverse Effect on MN; and

(iv)	so far as the MN Sellers are aware, no asset material to MN has been acquired or disposed of nor has there been any agreement to acquire or dispose of any such asset.

16.	Taxation

16.1

All necessary Tax Returns have been made, have been duly and punctually submitted by MN to the relevant Taxation Authorities and all such Tax Returns submitted to such authorities were, when given, accurate and complete in all material respects. MN has kept and retained all records which ought to have been kept and retained under applicable Tax legislation.

16.2	All Taxation for which MN has become liable has been duly and punctually paid (insofar as such Taxation ought to have been paid) or, if not yet due, accrued as a liability or reserve.

16.3

MN has not received any written notice that it is the subject of any material investigation or audit by the relevant Taxation Authority and, to the MN Sellers’ knowledge, no such investigation is being planned or threatened. MN is not involved in any dispute with any Taxation Authorities.

16.4

MN is and has at all times been treated for Taxation purposes as resident in Turkey and has not, nor has it ever been, subject to Taxation in any jurisdiction other than Turkey by virtue of being resident in that jurisdiction or having a branch, agency or permanent establishment in that jurisdiction.

17.	Intellectual Property and Information Technology

17.1	The Data Room contains true and accurate particulars of all registered Intellectual Property (including applications for such rights) owned by MN.

17.2	All Intellectual Property Rights which are material to the business of MN as currently conducted or currently contemplated to be conducted are:

(i)	owned by MN, free from all Encumbrances, or validly granted to MN; and

(ii)	so far as the MN Sellers are aware, valid and enforceable and nothing has been done or omitted to be done by which they may cease to be valid and enforceable.

17.3

So far as the MN Sellers are aware, (i) in carrying on its business as at the Signing Date, MN does not infringe or misuse any Intellectual Property of any third person and MN has not received any written notice from a third person which remains outstanding, unresolved or otherwise requires MN to take any action, alleging infringement or misuse of a third person’s Intellectual Property by MN, and (ii) no third party is infringing Intellectual Property owned by MN and MN has not given any notice making such allegations.

17.4

No person (whether or not a current or former employee of MN) has claimed or so far as the MN Sellers are aware, is entitled to, compensation under any agreement or applicable law for or in respect of any Intellectual Property owned or used by MN (including the “oksamen-l” name).

17.5	MN owns and/or has the right to use the IT Systems that it needs to carry on its business.

17.6	All IT Systems are in reasonable working order, function in all material respects in accordance with all applicable specifications, and are being adequately maintained and replaced.

18.	Property

18.1	The Owned Properties comprise all land and buildings owned by MN. The Leasehold Properties comprise all land and buildings leased by MN. Together, the

Owned Properties and Leasehold Properties are used and occupied for the purposes of MN’s business and comprise all the land and premises occupied or otherwise used by, or in possession of, MN, or in which MN has any estate, interest right or liability and which are necessary in all material respects for MN to conduct its business as conducted at the Signing Date.

18.2	MN has good title, properly and duly registered, to the Owned Properties and valid leasehold interests in the Leasehold Properties.

18.3	No person other than MN occupies or uses any of the Owned Properties or the Leasehold Properties, or has a right to occupy or use it.

18.4	So far as the MN Sellers are aware, the Owned Properties are not subject to any Encumbrances (other than Permitted Encumbrances) and no person claims an Encumbrance in respect of the Owned Properties.

18.5	Any building or other construction which is part of the Owned Properties or Leasehold Properties is, so far as the MN Sellers are aware, in reasonable repair and condition and adequately maintained.

18.6

In the case of Leasehold Property, MN has not received notice of any breach of the relevant lease agreement such that the other party thereto would be entitled to terminate the lease or restrict the rights of MN thereunder in any material respect. So far as the MN Sellers are aware, MN has not received from a lessor or given to a lessor (whether written or otherwise) any notice of termination or waiver of any renewal right for any Leasehold Property.

18.7	In the case of the Manufacturing Facilities:

(a)

so far as the MN Sellers are aware, there is, and in the previous two years has been, no material unauthorized structure or alteration in respect of which MN has received notice to demolish or reinstate from any Governmental Authority or other relevant body; and

(b)

without prejudice to the generality of Paragraph 6.3, the Manufacturing Facilities have been constructed in compliance with all material zoning and planning restrictions and regulations, easements, permits, restrictive covenants, encroachments and other restrictions or limitations on the use of property and other similar applicable laws, orders, rules, codes and regulations to which the Manufacturing Facilities were subject at the time of construction.

19.	Environmental

19.1

So far as the MN Sellers are aware, MN is in material compliance with all applicable Environmental Laws and is in material compliance with all applicable approvals, Permits and licences required under such Environmental Laws.

19.2

None of the MN Sellers or MN has received any written notice of proceedings or actions by any Environmental Authority or by any other person pending against MN or any of its assets under any Environmental Law.

19.3	For the purposes of this Paragraph 19 of this SCHEDULE 3:

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil; and land;

“Environmental Authority” means any Governmental Authority having jurisdiction in Turkey to determine any matter arising under Environmental Law and/or relating to the Environment;

“Environmental Law” means all applicable laws of Turkey whose purpose is to protect, or prevent pollution of, the Environment or to regulate emissions, discharges, or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances; and

“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which are capable of causing harm or damage to human health, other life or the Environment.

20.	Employees / Contractors

20.1	True, accurate and complete copies of all agreements of MN with the Key Managers have been set out in the Data Room or otherwise disclosed to the Buyer.

20.2	MN has not given any notice of termination or received any notice or resignation from any Key Manager.

20.3

Since the Accounts Date, MN has not, in the aggregate, increased or agreed to increase the overall level of aggregate compensation of its directors, officers and employees by more than the aggregate percentage set forth in the Business Plan.

20.4	MN is not a party to a Collective Agreement or required to comply with a Collective Agreement.

20.5

MN has no liability for or in connection with any share trust, share incentive scheme, share option scheme or profit or equity sharing scheme for the benefit of all or any of its present or former employees or Contractors or the dependants of any of such persons.

20.6

There is not in operation any agreement or arrangement of general application to the employees of MN for the payment of, or payment of a contribution towards, any pensions, allowances, lump sums or similar benefits upon retirement, death, termination of employment or during periods of sickness or disablement, other than as required by applicable law nor has any proposal been announced by MN to establish or contribute to any arrangement of general application other than as required by applicable law providing such benefit.

20.7

Other than the Employee Bonus Payments, (i) at the Signing Date, there are no amounts owing to or claimed by current or former directors, officers or employees of MN other than as arising under the terms of their employment and (ii) no director, officer, employee, consultant or any other person is entitled to receive from MN any bonus payment, severance payment or any other similar payment (whether in cash or in kind) arising from the change of control or change of ownership of MN or the other transactions contemplated by this Agreement or otherwise. No director, officer, employee, consultant or other person is entitled to treat any change of control of MN as amounting to breach of contract or agreement by MN or treat themselves as redundant, dismissed or released from any obligation.

21.	Broker’s or Finder’s Fees

21.1

None of the MN Sellers or any of their respective Affiliates or any of their respective officers, directors, consultants or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement for which the Buyer or MN could become liable or obligated.

PART 2

22.	Ownership of the S1hhat Sale Shares; Capitalization

22.1

Each S1hhat Seller holds of record and legally and beneficially owns the S1hhat Sale Shares set opposite its name in Part 5 of SCHEDULE 1, free and clear of any Encumbrances. No person is entitled to any Encumbrance with respect to any of the S1hhat Sale Shares.

22.2	The S1hhat Sale Shares represent 100% of the issued share capital of S1hhat, have been properly and validly issued and allotted and are each fully paid.

22.3

There are no agreements or commitments outstanding which call for the issue of any shares or debentures in or other securities of S1hhat or accord to any person the right to call for the issue of any such shares, debentures or other securities. None of the S1hhat Sellers or S1hhat has either issued any profit sharing certificates or granted any other rights to share in its respective profits, nor granted any other rights to third parties entitling such third parties to share in the profits of S1hhat.

23.	Corporate Structure

23.1	The particulars of S1hhat set out in Parts 1(b) and 4 of SCHEDULE 1 are accurate in all respects.

23.2

S1hhat (A) holds of record and legally and beneficially owns (i) 2.5% of the issued share capital of MN and (ii) 100% of the issued share capital of MN Pharmaceuticals, and (B) owns beneficially 50% of the issued share capital of Pacific Investment Development (which shareholding is legally held by Sine Nomine Nominees Limited and Semper Fidelis Nominees Limited acting as trustees on behalf of S1hhat pursuant to trust documents uploaded under Folder 1.5 (Sihhat Documentation and Financials) of the Data Room), in each case free and clear of any Encumbrances and no person is entitled to any Encumbrance with respect to any such shares.

23.3

Pacific Investment Development holds of record and legally and beneficially owns 51% of the share capital of Jiangsu, in each case free and clear of any Encumbrances and no person is entitled to any Encumbrance with respect to any such shares.

23.4

S1hhat has no interest in any person, other than its interests in the share capital of MN (at the Signing Date), MN Pharmaceuticals, Pacific Investment Development and, indirectly, Jiangsu set out in paragraph 23.3.

23.5

Other than through Pacific Investment Development and, indirectly, Jiangsu, S1hhat does not, directly or indirectly, act or carry on business in partnership or in a joint venture with any other person.

24.	Constitutional, Corporate and Operational Matters

24.1	Each member of the S1hhat Group has been duly incorporated and registered and validly exists under the laws of its jurisdiction of incorporation.

24.2

The copy of the articles of association (or other constitutional documents) of each member of the S1hhat Group and any shareholders’ (or similar) agreement relating to such entities, which have been set out in the Data Room, are each complete, accurate and up-to-date.

24.3

No member of the S1hhat Group has ever (A) conducted any business or engaged in any trading activities in any jurisdiction, including in Turkey, except as a holding company; (B) entered into any contracts (other than de minimis contracts); (C) employed any employees; (D) incurred any Debt, or actual or contingent liabilities; or (E) owned any assets (real or personal, tangible or intangible).

25.	Insolvency

25.1

No member of the S1hhat Group is insolvent under the laws of any relevant jurisdiction or unable to pay its debts and has not stopped paying its debts as they fall due. S1hhat is not in technical bankruptcy as provided in Article 324 of the Turkish Commercial Code.

25.2

So far as the S1hhat Sellers are aware, no order has been made or proceeding initiated for the winding up, insolvency, liquidation or bankruptcy of any member of the S1hhat Group and, so far as the S1hhat Sellers are aware, no such order or proceeding has been threatened. No composition or similar arrangement with any creditors, nor any moratorium in respect of any creditor claims, has been proposed in respect of any member of the S1hhat Group or has been effected in the previous 12 months.

26.	Accounts

26.1	The S1hhat Statutory Accounts have been prepared in accordance with the Turkish Uniform Chart of Accounts and the Turkish Commercial Code.

26.2	S1hhat has no liabilities (contingent or otherwise) that are not specifically reflected in the S1hhat Statutory Accounts.

27.	Broker’s or Finder’s Fees

27.1

None of the S1hhat Sellers or any of their respective Affiliates or any of their respective officers, directors, consultants or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement for which the Buyer or S1hhat could become liable or obligated.

SCHEDULE 4

WARRANTIES OF THE BUYER

1.

The Buyer is a company duly incorporated and validly existing under the laws of the Republic of Turkey and has full power and authority to enter into and perform this Agreement and all other documents executed by the Buyer which are to be delivered on or prior to Completion or after Completion as contemplated under this Agreement (together, the “Buyer Documents”), each of which constitutes (when executed) legal, valid and binding obligations of the Buyer in accordance with their respective terms.

2.

The execution, delivery and performance by the Buyer of the Buyer Documents will not result in a breach of or constitute a default under: (i) any provision of the memorandum or articles of association of the Buyer; (ii) any order, judgment or decree of any Governmental Authority by which the Buyer is bound; or (iii) any agreement or instrument to which the Buyer is a party or by which it is bound.

3.

The Buyer is not required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any Governmental Authority or, so far as the Buyer is aware, other person in connection with the execution, delivery and performance of the Buyer Documents, other than as specified in this Agreement and except where failure to do so would not prevent the Parties from consummating the transactions contemplated by this Agreement.

4.

The Buyer is not insolvent or unable to pay its debts under the insolvency laws of any jurisdiction applicable to the Buyer, and has not stopped paying debts as they fall due. No order has been made, petition presented or resolution passed for the winding up of the Buyer. No administrator or any receiver or manager has been appointed by any person in respect of the Buyer or all or any of its assets.

SCHEDULE 5

COMPLETION ARRANGEMENTS

At Completion, the following actions shall occur in the order as defined below and the fulfilment of each action listed below shall be a condition precedent for the fulfilment of each subsequent action unless expressly stated otherwise:

1.

The Parties shall meet at the offices of White & Case Müşavirlik Limited Şirketi located at Büyükdere Caddesi No: 100 Kat: 28, Esentepe, Istanbul, Turkey, or such other location in Turkey as may be agreed by the Buyer and the Sellers’ Representative.

2.	The Parties shall review all the documents specified in Paragraphs 3 and 4 of this SCHEDULE 5.

3.	The Sellers shall deliver to the Buyer:

3.1.

a notarized copy power of attorney under which this Agreement and any other document to be delivered by the Sellers to the Buyer has been executed (including in particular authorization of submission to arbitration pursuant to Clause 15.8);

3.2.	notarized copies of the resolution of the board of directors of MN and S1hhat, in each case authorizing:

(a)	the consummation of the transactions contemplated by this Agreement;

(b)	the registration of the Sale Shares into the voluntarily maintained share books of MN and S1hhat in the name of the Buyer;

(c)	the taking of all necessary corporate actions to enable MN or S1hhat (as the case may be) to comply with all the terms of this Agreement; and

(d)	that all existing instructions to banks in favour of resigning directors shall be revoked.

3.3.

notarized copies of the resolution of the board of directors of each corporate entity Seller, in each case authorizing the execution of this Agreement and any other document to be delivered by such Sellers to the Buyer, and the consummation of the transactions set forth herein and the taking of all necessary corporate actions to enable such Seller to comply with the terms of this Agreement;

3.4.

written resignations in the agreed terms to take effect from Completion of each of the members of the board of directors of MN and S1hhat and, unless otherwise agreed between the Buyer and the Sellers’ Representative, their statutory auditors, in each case relinquishing any right (past, present or future) against MN or S1hhat (as the case may be) for loss of office (whether contractual, statutory or otherwise);

3.5.	consecutive resolutions of the board of directors of MN and S1hhat resolving that, subject to its articles of association, the persons nominated by the Buyer shall be appointed to the board of directors of MN and S1hhat in accordance with applicable law, and the resignation of the retiring members of the board of directors of MN and S1hhat shall be accepted, all with effect from the Completion Date, but so that a properly constituted board of directors of MN and S1hhat is in existence at all times;

3.6.	bearer share certificates representing the Sale Shares;

3.7.	MN and S1hhat’s voluntarily maintained share book, resolution book of the board of directors, and other statutory books of MN and S1hhat, in each case up to date until Completion; and

3.8.

if the Shareholder Loan 1 Debt is paid at Completion, a receipt in the agreed terms issued by Nevhiz Pak to MN and the Buyer under Shareholder Loan 1, acknowledging receipt from MN of the Shareholder Loan 1 Debt, as repayment of the Shareholder Loan 1 Debt, and that such repayment constitutes full and final discharge by MN of its obligations under Shareholder Loan 1, and if the Shareholder Loan 1 Debt is paid within seven Business Days of Completion in accordance with Clause 2.2, then such receipt shall instead be provided to MN and the Buyer upon receipt thereof.

4.	The Buyer shall deliver to the Sellers:

4.1.	a notarized copy of the shareholders’ resolution of the Buyer authorizing the execution, delivery and performance of this Agreement; and

4.2.

a notarized original of each power of attorney under which any document to be delivered to the Sellers has been executed, including in particular authorization of submission to arbitration pursuant to Clause 15.8.

5.

The Buyer shall make or procure that are made (as applicable) the Aggregate Payments in accordance with Clause 3.2(b) and shall provide evidence of having made such Aggregate Payments in the case of SWIFT transfers in the form of a copy of the relevant instructions, accompanied by a written confirmation from Citibank as having been sent and in the case of the Purchase Price by way of physical delivery to each Seller of a blocked cheque representing its portion of the Purchase Price, provided that, in accordance with Clauses 2.2 and 2.3, the Buyer shall be entitled to procure that MN pays the Shareholder Loan 1 Debt outstanding as of Completion and the Employee Bonus Payments within seven Business Days after Completion.

6.	The Buyer shall take receipt of the bearer share certificates representing the Sale Shares and acknowledgements of receipt of blocked cheques from the Sellers.

7.	The Sellers’ Representative and the Buyer shall execute a certificate evidencing the satisfaction of the Completion actions described in Paragraphs 2 through 6 above.

8.

The Buyer shall procure that an extraordinary general assembly meeting of MN (and each class of shareholder of MN, if applicable) and S1hhat is held within 40 days of the Completion Date, to resolve on and approve the following matters:

8.1.

the release and resignation of the directors referred to in Paragraphs 3.4 and 3.5 above and the ratification of appointment of new members of the board of directors of MN and S1hhat nominated by the Buyer; and

8.2.

the release and resignation of the statutory auditors of MN and S1hhat referred to in Paragraph 3.4 above, and the appointment of the new statutory auditors nominated by the Buyer if required under applicable law.

SCHEDULE 6

PERMITTED LEAKAGE

1.

Any payments of principal and interest to either Nevhiz Pak or S1hhat (as applicable), in their capacity as lenders under the Shareholder Loans (as applicable), solely to the extent payable in the period from (and excluding) the Locked Box Date up to and including Completion, and in each case in accordance with the terms (in existence as at the date hereof) of the Shareholder Loans.

2.

Any and all payments by MN or S1hhat to any director, officer, consultant or employee (including to any Sellers in their capacity as director, officer or employee of MN or S1hhat) of MN or S1hhat, whether by way of salary, benefits, cash bonuses, fees or other remuneration or expenses or in kind (including but not limited to re-imbursement of business expenses in the ordinary course of business) but only in the ordinary course of business and in any event in an amount not exceeding TL 8,500,000 in aggregate per calendar month.

3.

Any and all payments expressly contemplated pursuant to the terms of this Agreement to be payable before Completion (and, for the avoidance of doubt, including the Employee Bonus Payments which shall be payable on or after Completion in accordance with the terms of this Agreement).

4.

Any payments to be made by MN to Pak Holding A.Ş. in accordance with the terms (in existence as at the date hereof) of its fixed asset purchase from Pak Holding A.Ş and in any event in an amount not exceeding EUR 2,000,000 in aggregate.

5.

Payments of rent to be made by MN to Asil G1da ve Kimya Sanayii ve Ticaret A.Ş. and Nepa G1da ve Kimya Sanayi ve Ticaret A.Ş. but solely in the ordinary course and in accordance with the terms and conditions (in existence as at the date hereof) of the Shareholder Lease Agreements, and in any event in an amount not exceeding TL 100,000 in aggregate per calendar month.

6.

Any payments to any Affiliate of MN or S1hhat in consideration for services or goods received by MN or S1hhat from such Affiliate or any transfer of asset by MN or S1hhat to any Affiliate as part of the ordinary and usual course of business and at arm’s length, such as payments by MN to Pak Holding for catering services and employee transportation services and in any event in an amount not exceeding USD 250,000 in aggregate.

7.	Any payments approved in writing by the Buyer.

8.	Any Taxation payable by MN to the extent attributable to the foregoing, provided that where a monetary limit is specified in relation to the foregoing Taxation is included in such limit.

SCHEDULE 7

PROXY

[Intentionally omitted]

SCHEDULE 8

RELATED PARTY AGREEMENTS

[Intentionally omitted]

SCHEDULE 9

PROPERTY

[Intentionally omitted]

SCHEDULE 10

PIPELINE PRODUCTS

[Intentionally omitted]

SCHEDULE 11

MN TRADEMARKS

[Intentionally omitted]

Each Seller acknowledges that the 104 pages of this Agreement, together with all of its Schedules, Exhibits and Appendices, the Disclosure Letter and any side letters related to or arising under this Agreement (the “Entire Agreement”) initialed by İbrahim Mustafa İskender Pisak and Robert C. Sexton (or his designee) represent the true and correct pages of the Entire Agreement as signed by each of them.

IN WITNESS WHEREOF the parties hereto have themselves or, as the case may be, by their duly authorized representatives or attorneys executed this Agreement as of the date first written above.

AMGEN ILAÇ TIC. LTD. ŞTI.	)
	)	Signature

Authorized signatory

AMGEN WORLDWIDE HOLDINGS	)
B.V.	)	Signature

Authorized signatory

PAK HOLDING A.Ş.	)
	)	Signature

Authorized signatory

Signature

Authorized signatory

NEPA GIDA VE KİMYA SAN. VE	)
TİC. A.Ş.	)	Signature

Authorized signatory

Signature

Authorized signatory

Each Seller acknowledges that the 104 pages of this Agreement, together with all of its Schedules, Exhibits and Appendices, the Disclosure Letter and any side letters related to or arising under this Agreement (the “Entire Agreement”) initialed by İbrahim Mustafa İskender Pisak and Robert C. Sexton (or his designee) represent the true and correct pages of the Entire Agreement as signed by each of them.

BURCU GIDA VE KİMYA SAN. VE	)
TİC. A.Ş.	)	Signature

Authorized signatory

Signature

Authorized signatory

MEP GIDA VE KİMYA SAN. VE TİC.	)
A.Ş.	)	Signature

Authorized signatory

Signature

Authorized signatory

SEZEN GIDA VE KİMYA SAN. VE	)
TİC. A.Ş.	)	Signature

Authorized signatory

Signature

Authorized signatory

AHMET HALİT GÜNDÜZ	)
	)	Signature

Each Seller acknowledges that the 104 pages of this Agreement, together with all of its Schedules, Exhibits and Appendices, the Disclosure Letter and any side letters related to or arising under this Agreement (the “Entire Agreement”) initialed by İbrahim Mustafa İskender Pisak and Robert C. Sexton (or his designee) represent the true and correct pages of the Entire Agreement as signed by each of them.

PAK GIDA ÜRETİM VE PAZ. A.Ş.	)
	)	Signature

Authorized signatory

Signature

Authorized signatory

OYCAN İTH. İHR. VE TİC. A.Ş.	)
	)	Signature

Authorized signatory

Signature

Authorized signatory

SELTAN İHRACAT İTHALAT VE	)
TİC. A.Ş.	)	Signature

Authorized signatory

Signature

Authorized signatory

Each Seller acknowledges that the 104 pages of this Agreement, together with all of its Schedules, Exhibits and Appendices, the Disclosure Letter and any side letters related to or arising under this Agreement (the “Entire Agreement”) initialed by İbrahim Mustafa İskender Pisak and Robert C. Sexton (or his designee) represent the true and correct pages of the Entire Agreement as signed by each of them.

ASİL GIDA VE KİMYA SAN. VE TİC.	)
A.Ş.	)	Signature

Authorized signatory

Signature

Authorized signatory

NEVHIZ PAK	)
	)	Signature

İBRAHIM MUSTAFA İSKENDER	)
PISAK	)	Signature

MEHMET CENGIZ SEZEN	)
	)	Signature

İbrahim Mustafa İskender Pisak (under Power of Attorney)

H. CANAN PAK İMREGÜN	)
	)	Signature

Each Seller acknowledges that the 104 pages of this Agreement, together with all of its Schedules, Exhibits and Appendices, the Disclosure Letter and any side letters related to or arising under this Agreement (the “Entire Agreement”) initialed by İbrahim Mustafa İskender Pisak and Robert C. Sexton (or his designee) represent the true and correct pages of the Entire Agreement as signed by each of them.

BERRAK ELTAN	)
	)	Signature

MEHMET NEVZAT PISAK	)
	)	Signature

M. LEVENT SELAMOĞLU	)
	)	Signature

ALİ ALP AKKOR	)
	)	Signature

MUHARREM FERRAN DİNÇER	)
	)	Signature

SEMRA BİNGÖL	)
	)	Signature

AYHAN TEKİN ARSLAN	)
	)	Signature